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                                                                    EXHIBIT 99.1

                                    BUSINESS

     Sanmina is a leading independent provider of customized integrated electronic manufacturing services, known as EMS, including turnkey electronic assembly and manufacturing management services, to original equipment manufacturers, or OEMs, in the electronics industry. Our electronics manufacturing services consist primarily of the design and manufacture of complex printed circuit board assemblies using surface mount and pin-through-hole interconnection technologies, the manufacture of custom designed backplane assemblies, fabrication of complex multi-layered printed circuit boards, the manufacture of custom cables and wire harness assemblies, the manufacture of electronic enclosure systems that house large electronic systems and subsystems, testing and assembly of completed systems, and global order fulfillment. In addition to the services above, turnkey manufacturing management also involves procurement and materials management, as well as consultation on printed circuit board design and manufacturing. As a result of these services, Sanmina can offer an end to end total EMS solution to its customers.

     Surface mount and pin-through-hole printed circuit board assemblies are printed circuit boards on which various electronic components, such as integrated circuits, capacitors, microprocessors and resistors, are mounted. These assemblies are key functional elements of many types of electronic products. Backplane assemblies are large printed circuit boards on which connectors are mounted to interconnect printed circuit boards, integrated circuits and other electronic components. Interconnect products manufactured by us generally require greater manufacturing expertise and have shorter delivery cycles than mass produced interconnect products, and therefore, typically have higher profit margins.

     Our customers include leading OEMs in the communications, medical and industrial instrumentation and high-speed computer sectors. Our principal customers include Alcatel, Cisco Systems, Ericsson, Lucent Technologies, Motorola, Nokia, Nortel Networks and Tellabs.

     We locate our manufacturing facilities near our customers and, increasingly, our customers' end users. Sanmina has 66 manufacturing and assembly facilities and 11 global technology solution centers, located both domestically and internationally. Sanmina has electronics assembly, printed circuit fabrication, enclosure manufacturing, cable manufacturing and global technology solution centers domestically in Alabama, Arizona, California, Colorado, Massachusetts, New Hampshire, New York, North Carolina, Texas, Utah and Wisconsin, and internationally in Brazil, Canada, China, Finland, France, Hungary, Ireland, Malaysia, Mexico, Scotland and Sweden. In addition to these facilities, Sanmina has a 49.9% ownership interest in INBOARD, the remainder of which is owned by Siemens AG. INBOARD is a manufacturer of complex printed circuit boards and is located in Germany.

     Through our March 2001 acquisition of AB Segerstrom & Svensson ("Segerstrom"), a global supplier of integrated enclosure systems to the communications sector, Sanmina added manufacturing facilities in Sweden, Finland, Brazil, Hungary, Scotland, and the United States.

     We have pursued and intend to continue to pursue business acquisition opportunities, particularly when these opportunities have the potential to enable us to increase our net sales while maintaining operating margins, to access new customers, technologies or geographic markets, to implement our end to end total manufacturing solution strategy or to increase capacity and obtain facilities and equipment. In particular, we expect that we will continue to pursue opportunities to acquire assembly operations being divested by electronics industry OEMs, particularly those in the communications sector.

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INDUSTRY OVERVIEW

     We are benefiting from increased market acceptance of the use of manufacturing specialists in the electronics industry. Many electronics OEMs have adopted, and are becoming increasingly reliant upon, manufacturing outsourcing strategies, and we believe the trend towards outsourcing manufacturing will continue. Electronics industry OEMs use EMS specialists for many reasons including the following:

     - Reduce Time to Market. Due to intense competitive pressures in the electronics industry, OEMs are faced with increasingly shorter product life cycles and, therefore, have a growing need to reduce the time required to bring a product to market. OEMs can reduce their time to market by using a manufacturing specialist's established manufacturing expertise, global presence and infrastructure.

     - Reduce Capital Investment. As electronic products have become more technologically advanced, the manufacturing process has become increasingly automated, requiring a greater level of investment in capital equipment. Manufacturing specialists enable OEMs to gain access to advanced manufacturing facilities, thereby reducing the OEMs' overall capital equipment requirements.

     - Focus Resources. Because the electronics industry is experiencing greater levels of competition and more rapid technological change, many OEMs are increasingly seeking to focus their resources on activities and technologies in which they add the greatest value. By offering comprehensive electronic assembly and turnkey manufacturing services, manufacturing specialists allow OEMs to focus on core technologies and activities such as product development, marketing and distribution.

     - Access Leading Manufacturing Technology. Electronic products and electronics manufacturing technology have become increasingly sophisticated and complex, making it difficult for OEMs to maintain the necessary technological expertise in process development and control. OEMs are motivated to work with a manufacturing specialist in order to gain access to the specialist's process expertise and manufacturing knowledge.

     - Improve Inventory Management and Purchasing Power. Electronics industry OEMs are faced with increasing difficulties in planning, procuring and managing their inventories efficiently due to frequent design changes, short product lifecycles, large investments in electronic components, component price fluctuations and the need to achieve economies of scale in materials procurement. By using a manufacturing specialist's volume procurement capabilities and expertise in inventory management, OEMs can reduce production and inventory costs.

     - Access Worldwide Manufacturing Capabilities. OEMs are increasing their international activities in an effort to lower costs and access foreign markets. Manufacturing specialists with worldwide capabilities are able to offer such OEMs a variety of options on manufacturing locations to better address their objectives regarding cost, shipment location, frequency of interaction with manufacturing specialists and local content requirements of end-market countries.

SANMINA BUSINESS STRATEGY

     Our objective is to provide OEMs with a total EMS solution. Our strategy encompasses several key elements:

     - Concentrate on high value added products and services for leading
       OEMs. We focus on leading manufacturers of advanced electronic products that generally require custom designed, more complex interconnect products and short lead-time manufacturing services. By focusing on complex interconnect products and manufacturing services for leading OEMs, we are able to realize higher margins than many other participants in the interconnect and EMS industries.

     - Leverage vertical integration. Building on our integrated manufacturing capabilities, we can provide our customers with a broad range of high value added manufacturing services from design to fabrication of bare printed circuit boards, to final system assembly and test. The cable assembly capabilities of Sanmina provide us with further opportunities to leverage our vertical integration. By manufacturing printed circuit boards, electronic enclosure systems, and custom cable assemblies used
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       in our EMS assemblies, we, through our vertical integration, are able to add greater value and realize additional manufacturing margin. In addition, our vertical integration provides greater control over quality, delivery and cost, and enables us to offer our customers a complete EMS solution.

     - Focus on high growth customer sectors. We have focused our marketing efforts on key, fast growing industry sectors. Our customers include leading OEM companies in communications, industrial and medical instrumentation and computer sectors. Sales efforts will focus on increasing penetration of our existing customer base as well as attracting new customers, thus diversifying our revenue across a wider base.

     - Geographic expansion of manufacturing facilities. Since 1993, we have significantly expanded and upgraded our operations through the opening of and acquisition of new facilities and operations in various locations throughout the United States, including Northern California, Southern California, the Dallas-Fort Worth area, the greater Boston area, the greater Chicago area and other locations. Internationally, we have established operations in Canada, China, France, Germany, Ireland, Mexico, Sweden and Finland. With the acquisition of Segerstrom, we have added facilities in Brazil, Hungary, Scotland and additional facilities in Sweden, Finland and the Atlanta, Georgia area. These facilities provide us with operations in key geographic markets for the electronics industry. We will continue to aggressively and opportunistically pursue future expansion opportunities in other markets

     - Aggressive pursuit of acquisition opportunities. Our strategy involves the pursuit of business acquisition opportunities, particularly when these opportunities have the potential to enable us to increase our net sales while maintaining operating margin, access new customers, technologies and geographic markets, implement our vertical integration strategy and obtain facilities and equipment on terms more favorable than those generally available in the market. These acquisitions have involved both acquisitions of entire companies as well as acquisitions of selected assets, principally equipment, inventory and customer contracts and, in certain cases, facilities or facility leases. We intend to continue to evaluate and pursue acquisition opportunities on an ongoing basis.

     - Develop long-term customer relationships. We seek to establish "partnerships" with our customers by focusing on early stage involvement in product design, state-of-the-art technology, quick-turnaround manufacturing and comprehensive management support for materials and inventory. We also work closely with our customers to help them manage their manufacturing cycle and reduce their time to market. While we will continue to emphasize growth with our current customers, we have been successful in attracting new customers. To further these efforts, we intend to continue to expand our direct sales and support staff. We believe our direct sales force and support staff are two of our key competitive advantages.

     - Extend technology leadership. Today we can provide a total EMS solution with services ranging from design services to fabrication of circuit boards and complete system assemblies. In providing these services, we use a variety of processes and technologies. We strive for continuous improvement of our processes and have adopted a number of quality improvement and measurement techniques to monitor our performance. We have also recently made significant capital expenditures to upgrade plant and equipment at our facilities. We intend to stay on the leading edge of technology development and will evaluate new interconnect and packaging technologies as they emerge.

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CUSTOMERS, MARKETING AND SALES

     Our customers include a diversified base of OEMs in the communications, medical and industrial instrumentation and high-speed computer systems segments of the electronics industry. Our principal customers include Alcatel, Cisco Systems, Ericsson, Lucent Technologies, Motorola, Nokia, Nortel Networks, and Tellabs. The following table shows the approximate percentage of our fiscal 2000 sales in each of these industry sectors.

Communications..............................................  72.6%
Medical and Industrial Instrumentation......................  12.5%
High-Speed Computer Systems.................................  14.9%

     We develop relationships with our customers and market our manufacturing services through a direct sales force augmented by a network of manufacturers' representative firms and a staff of in-house customer support specialists. Our sales resources are directed at multiple management and staff levels within target accounts. Our direct sales personnel work closely with the customers' engineering and technical personnel to better understand their requirements. Our manufacturers' representatives are managed by our direct sales personnel, rather than from corporate headquarters, in order to provide for greater accountability and responsiveness. We also conduct advertising and public relations activities, as well as receiving referrals from current customers.

     Historically, we have had substantial recurring sales from existing customers. We have also expanded our customer base through acquisitions and organic growth. In particular, the acquisition of the Alabama operations of Comptronix Corporation and certain assets of the former custom manufacturing services division of Lucent Technologies provided us with several new key customer accounts with significant growth potential. In addition, the November 1997 acquisition of Elexsys International Inc. ("Elexsys"), the November 1998 acquisition of Altron Incorporated ("Altron"), the December 1998 acquisition of Telo Electronics, Inc. ("Telo"), and the March 1999 acquisition of Manu-Tronics, Inc. ("Manu-Tronics") provided us with several major new customer accounts. Our October and November 1999 acquisitions of certain Nortel Networks assembly operations have expanded our customer relationship with Nortel Networks. This relationship was enhanced by our acquisition of a Nortel Networks design engineering group in August 2000. Our recent transactions with Alcatel, Harris and Lucent will provide us with the opportunity to significantly expand our relationship with these customers. Our acquisitions of Hadco Corporation and Essex AB and our acquisition of EMS operations in China enabled us to broaden our customer base as well our geographic base. Our recent acquisition of Segerstrom will further expand our global footprint as well as our enclosure systems and full system build capabilities, further strengthening Sanmina's industry leading position in providing our customers with a total manufacturing solution.

     Although we seek to diversify our customer base, a small number of customers are responsible for a significant portion of our net sales. During fiscal 2000, 1999 and 1998, sales to our ten largest customers accounted for 54.8%, 48.1% and 40.2% respectively, of our net sales. For fiscal 2000, only sales to one customer, Nortel Networks, represented more than 10.0% of our net sales. For fiscal year 1999 and 1998, no single customer individually exceeded 10.0% of net sales.

     Although we cannot assure you that our principal customers will continue to purchase products and services from us at current levels, if at all, we expect to continue to depend upon our principal customers for a significant portion of our net sales. Our customer concentration could increase or decrease, depending on future customer requirements, which will be dependent in large part on market conditions in the electronics industry segments in which our customers participate. The loss of one or more major customers, or declines in sales to major customers, could harm our business and operating results.

MANUFACTURING SERVICES

     We specialize in manufacturing complex printed circuit board assemblies, backplane assemblies and printed circuit boards that are used in the manufacture of sophisticated electronic equipment. We began manufacturing backplane assemblies in 1981 and began providing electronic assembly and turnkey manufac-

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turing management services, including the assembly and testing of sophisticated electronic systems, in October 1993.

     We seek to establish "partnerships" with our customers by providing a responsive, flexible total manufacturing services solution. These services include computer integrated manufacturing, known as CIM, and design and engineering services, quick-turnaround manufacturing of prototype and preproduction assemblies, and materials procurement and management. CIM services provided by us consist of developing manufacturing processes, tooling and test sequences for new products from customer designs. We also evaluate customer designs for manufacturability and test, and, when appropriate, recommend design changes to reduce manufacturing cost or lead times or to increase manufacturing yields and the quality of the finished product. Once engineering is completed, we manufacture prototype or preproduction versions of that product on a quick-turnaround basis. We expect that the demand for engineering and quick-turnaround prototype and preproduction manufacturing services will increase as OEMs' products become more complex and as product life cycles shorten. Materials procurement and handling services provided by us include planning, purchasing, warehousing and financing of electronic components and enclosures used in the assemblies and systems.

MANUFACTURING AND ENGINEERING

     Manufacturing Processes. We produce complex, technologically advanced surface mount and pin-through-hole assemblies, backplane assemblies and multilayer printed circuit boards, custom cable assemblies, enclosures and full systems that meet increasingly tight tolerances and specifications demanded by OEMs. Multilayering, which involves placing multiple layers of electrical circuitry on a single printed circuit board or backplane, expands the number of circuits and components that can be contained on the interconnect product and increases the operating speed of the system by reducing the distance that electrical signals must travel. Increasing the density of the circuitry in each layer is accomplished by reducing the width of the circuit tracks and placing them closer together on the printed circuit board or backplane. Today, we are capable of efficiently producing commercial quantities of printed circuit boards with up to 60 layers and circuit track widths as narrow as three mils. The manufacture of complex multilayer interconnect products often requires the use of sophisticated circuit interconnections between certain layers (called "blind or buried vias") and adherence to strict electrical characteristics to maintain consistent circuit transmission speeds (referred to as "controlled impedance"). These technologies require very tight lamination and etching tolerances and are especially critical for printed circuit boards with ten or more layers.

     The manufacture of printed circuit boards involves several steps: etching the circuit image on copper-clad epoxy laminate, pressing the laminates together to form a panel, drilling holes and depositing copper or other conductive material to form the inter-layer electrical connections and, lastly, cutting the panels to shape. Certain advanced interconnect products require additional critical steps, including dry film imaging, photoimageable soldermask processing, computer controlled drilling and routing, automated plating and process controls and achievement of controlled impedance. Manufacture of printed circuit boards used in backplane assemblies requires specialized expertise and equipment because of the larger size of the backplane relative to other printed circuit boards and the increased number of holes for component mounting.

     In addition to volume fabrication of printed circuit boards, Sanmina has facilities which specialize in prototype and pre-production manufacturing. Prototypes typically require lead times of three to seven days, and often as short as 24 hours. Prototype development at these facilities has included multilayer printed circuit boards of up to 60 layers, embedded discrete components, heavy copper substrates, sequential lamination, cavity substrates, thermal management products, single chip carriers, planar magnetics, advanced surface finishes and various high performance substrates for the high frequency microwave market. These facilities also support advanced attachment technologies such as Direct Chip Attach (DCA) and High Density Interconnect (HDI). In combining the design of a printed circuit with the manufacture of the prototype, Sanmina can reduce the length of the design/manufacture cycle. By working closely with customers at the design and prototype stage, Sanmina believes it strengthens long-term relationships with its customers and gains an advantage in securing a preferred vendor status when customers begin volume production. Pre-production is the manufacture of limited quantities of electronic interconnects during the transition period from prototype to volume production. Pre-production generally requires quick-turn delivery to accommodate
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time-to-volume pressures or as a temporary solution for unforeseen customer demands. Pre-production is done both in the quick-turn prototype and volume production facilities.

     The manufacture of surface mount and pin-through-hole assemblies involves the attachment of various electronic components, such as integrated circuits, capacitors, microprocessors and resistors to printed circuit boards. The manufacture of backplane assemblies involves attachment of electronic components, including printed circuit boards, integrated circuits and other components, to the backplane, which is a large printed circuit board that we also manufacture. We use surface mount, pin-through-hole and press-fit technologies in backplane assembly.

     The integration of all these processes allows us to offer an end to end total EMS solution.

     Substantially all of our manufacturing facilities are certified under ISO 9002, a set of standards published by the International Organization of Standardization and used to document, implement and demonstrate quality management and assurance systems in design and manufacturing. As part of the ISO 9002 certification process, we have developed a quality systems manual and an internal system of quality controls and audits. Although ISO 9002 certification is of particular importance to the companies doing business in the European Community, we believe that United States electronics manufacturers are increasing their use of ISO 9002 registration as a criteria for suppliers.

     In addition to ISO 9000, many of our facilities have been TL 9000 certified. TL 9000 is a relatively new telecommunications standard. The TL 9000 Quality System Requirements and Quality System Metrics are designed specifically for the telecommunications industry to promote consistency, efficiency, and improved customer satisfaction. Included in the TL 9000 system are performance-based metrics that measure the reliability and quality performance of the product.

     The majority of our facilities are also Telcordia (formerly Bellcore), British Approval Board for Telecommunications (BABT), and Underwriters Laboratories (UL), compliant. These standards define requirements for quality, manufacturing process control and manufacturing documentation and are required by many OEMs in the electronics industry, including suppliers to AT&T and the Regional Bell Operating Companies.

     Facilities. We manufacture our products in 66 decentralized plants, consisting of 29 electronics assembly facilities, 18 printed circuit board fabrication facilities, 3 cable assembly facilities, 13 enclosure assembly facilities and 3 other manufacturing facilities. Generally, each of our decentralized plants has its own production, purchasing, and materials management and quality capabilities located on site. The production expertise of some plants overlaps, which enables us to allocate production based on product type and available capacity at one or more plants. With assembly facilities located in major electronics industry centers throughout the country, including Silicon Valley, Southern California, the Dallas-Forth Worth area, the Research Triangle Park area, New England, the greater Chicago area and Northern Alabama, as well as international locations including Ireland, China, France, Canada, Malaysia, Finland, Sweden, Germany, Brazil, Hungary and Scotland, we are also able to allocate production based on geographic proximity to the customer, process capabilities and available capacity. Decentralized plants can focus on particular product types and respond quickly to customers' specific requirements. We believe that decentralized facilities also allow us to achieve improved accountability, quality control and cost control.

     In November 1998, we entered into a lease with an option to purchase a 330,000 square foot campus facility located in San Jose, California. The facility consists of four buildings on a single site. We consolidated our corporate headquarters and some of our San Jose area assembly operations at this facility. As of July 2, 2000, this campus site was fully occupied. We believe that our existing facilities, together with facilities expansion and upgrades that are in process or that we are currently evaluating, are adequate to meet our reasonably foreseeable requirements for at least the next two years. We continually evaluate our expected future facilities requirements.

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TECHNOLOGY DEVELOPMENT

     Our close involvement with our customers at the early stages of their product development positions us at the leading edge of technical innovation in the manufacturing of SMT and PTH assemblies, backplane assemblies, and printed circuit boards. We selectively seek orders that require the use of state-of-the-art materials or manufacturing techniques in order to further develop our manufacturing expertise. Current areas of manufacturing process development include reducing circuit widths and hole sizes, establishing new standards for particle contamination and developing new manufacturing processes for the use with new materials and new surface mount connector and component designs.

     Recent developments in the electronics industry have necessitated improvements in the types of laminate used in the manufacture of interconnect products. New laminate materials may contain new chemical formulations to achieve better control of flow, resin systems with high glass transition temperatures, reduced surface imperfections and greatly improved dimensional stability. Future generations of interconnect products will require ultra fine lines, multilayers of much greater complexity and thickness, and extremely small holes in the 3 to 10 mil range. The materials designed to meet these requirements, such as BT epoxy, cyanate esters, polyamide quartz, and Kevlar epoxy, are beginning to appear in the marketplace. Widespread commercial use of these materials will depend upon statistical process control and improved manufacturing procedures to achieve the required yields and quality. In addition, Hadco, has developed a material technology known as Buried Capacitance as well as various other microvia processes which are designed to provide improved electrical performance and greater interconnect densities on printed circuit boards.

     We have developed expertise and techniques, which we use in the manufacture of circuit boards, backpanels and subsystems. Generally, we rely on common law trade secret protection and on confidentiality agreements with our employees to protect our expertise and techniques.

SUPPLIER RELATIONSHIPS

     We order materials and components based on purchase orders received and accepted and seek to minimize our inventory of materials or components that are not identified for use in filling specific orders.

     Historically, the majority of raw materials used in Sanmina's manufacture of printed circuit boards and components used in backplane and system assemblies have been readily available. However, recent shortages of electronic components have become increasingly prevalent and have affected the ability of Sanmina and other manufacturers to complete and ship assemblies on a timely basis. Component shortages can force Sanmina to delay shipments to customers, which could harm Sanmina's results of operations for a particular fiscal period and could also expose Sanmina to contractual penalties for failure to complete deliveries as scheduled. Accordingly, component shortages could harm Sanmina's business, financial condition and results of operations.

INTELLECTUAL PROPERTY

     Sanmina holds various United States and foreign patents directed to printed circuit boards and methods of manufacturing printed circuit boards. Although Sanmina seeks to protect certain proprietary technology and other intangible assets through patents and trademark filings, it has relatively few patents and relies primarily on trade secret protection. There can be no assurance that Sanmina will be able to protect its trade secrets or that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to Sanmina's trade secrets. The future success of Sanmina will depend on the continued development of processes and capabilities. Sanmina believes that its accumulated experience with respect to materials and process technology is also important to its operations.

ENVIRONMENTAL CONTROLS

     Proper waste disposal is a major consideration for printed circuit board manufacturers because metals and chemicals are used in the manufacturing process. Water used in the printed circuit board manufacturing process must be treated to remove metal particles and other contaminants before it can be discharged into

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municipal sanitary sewer systems. In addition, although the electronics assembly process generates significantly less wastewater than printed circuit board fabrication, maintenance of environmental controls is also important in the electronics assembly process. Each of our printed circuit board and electronics assembly plants has personnel responsible for monitoring environmental compliance.

     Each plant, to the extent required by law, operates under environmental permits issued by the appropriate governmental authority. These permits must be renewed periodically and are subject to revocation in the event of violations of environmental laws. There can be no assurance that violations will not occur in the future as a result of human error, equipment failure or other causes. In the event of a future violation of environmental laws, we could be held liable for damages, fines, costs of remedial actions, and we could be subject to revocation of permits. Any such revocation could require us to cease or limit production at one or more of our facilities, thereby having an adverse impact on our results of operations. We are also subject to environmental laws relating to the storage, use and disposal of chemicals, solid waste and other hazardous materials as well as air quality regulations. Furthermore, environmental laws could become more stringent over time, and the costs of compliance and penalties associated with violation of more stringent laws could be substantial.

     In November 1997, we acquired Elexsys, which, by virtue of such acquisition, became our wholly owned subsidiary. Several facilities owned or occupied by Elexsys at the time of the acquisition, or formerly owned or occupied by Elexsys or companies acquired by Elexsys, had either soil contamination or contamination of groundwater underneath or near the facility. Contamination was discovered at Elexsys' Irvine, California facility in 1989 and Elexsys voluntarily installed a groundwater remediation system at the facility in 1994. Additional investigation is being undertaken by Sanmina and other parties in the area at the request of the California Regional Water Quality Control Board. It is unknown whether any additional remediation activities will be required as a result of such investigations or whether any third party will bring claims against us alleging that they have been damaged in any way by the existence of the contamination at the Irvine facility.

     We have been required by the California Department of Toxic Substances Control to undertake investigation of soil and/or groundwater at certain facilities formerly owned or occupied by a predecessor company to Elexsys in Mountain View, California. Depending upon the results of this soil sampling and groundwater testing, we could be ordered to undertake soil and/or groundwater cleanup. To date, we have not been ordered to undertake any soil or groundwater cleanup activities at the Mountain View facilities, and do not believe any such activities should be required. Contamination has also been discovered at other current and former Elexsys facilities and has been reported to the relevant regulatory agencies. No remediation or further investigation of such contamination has been required by regulatory agencies.

     To date, the cost of the various investigations relating to the former Elexsys facilities and the cost of operating the remediation system at the Irvine facility have not been material to our financial condition. However, in the event we are required to undertake additional groundwater or soil cleanup, the costs of such cleanup are likely to be substantial. We are currently unable to estimate the amount of such soil and groundwater cleanup costs because no soil or groundwater cleanup has been ordered and we cannot determine from available test results what remediation activities, if any, are likely to be required. We believe, based on the limited information currently available, that the cost of any groundwater or soil clean-up that may be required would not harm our business, financial condition and results of operations. Nevertheless, the process of remediating contaminated soil and groundwater is costly, and if we are required to undertake substantial remediation activities at one or more of the former Elexsys facilities, there can be no assurance that the costs of such activities would not harm our business, financial condition and results of operations.

     In November 1998, we acquired Altron. Altron was advised in 1993 by Olin Corporation ("Olin") that contamination resulting from activities of prior owners of property owned by Olin and located close to the Altron manufacturing plant in Wilmington, Massachusetts, had migrated under the Altron plant. Olin has assumed full responsibility for any remediation activities that may be required and has agreed to indemnify and hold Altron harmless from any and all costs, liabilities, fines, penalties, charges and expenses arising from and relating to any action or requirement, whether imposed by statute, ordinance, rule, regulation, order, decree or by general principles of law to remediate, clean up or abate contamination emanating from the Olin site. Although we believe that Olin's assumption of responsibility will result in no remediation cost to Altron

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from the contamination, there can be no assurance that Altron will not be subject to some costs regarding this matter. We do not anticipate that such costs, if any, will be material to our financial condition or results of operations.

     Hadco, which Sanmina acquired in June 2000, has several facilities that have soil and/or groundwater contamination. These matters are described in greater detail under "Factors Affecting Operating Results." We believe, based on the limited information currently available, that the cost of any groundwater or soil clean-up that may be required at these facilities would not materially harm our business, financial condition and results of operations. Nevertheless, the process of remediating contaminated soil and groundwater is costly, and there can be no assurance that the costs of such activities would not harm our business, financial condition and results of operations.

     In March 1993, the EPA notified Hadco of its potential liability for maintenance and remediation costs in connection with a hazardous waste disposal facility operated by Casmalia Resources, a California Limited Partnership, in Santa Barbara County, California. In June 1997, the United States District Court in Los Angeles, California approved and entered a Consent Decree among the EPA and 49 entities (including Hadco) acting through the Casmalia Steering Committee ("CSC"). The Consent Decree sets forth the terms and conditions under which the CSC will carry out work aimed at final closure of the site. Certain closure activities will be performed by the CSC. Under the Consent Decree, the settling parties will work with the EPA to pursue the non-settling parties to ensure they participate in contributing to the closure and long-term operation and maintenance of the facility.

     We have been named as a potentially responsible party at the Casmalia Resources Site and several other contaminated disposal sites as a result of the past disposal of hazardous waste by Sanmina, companies we acquired or their corporate predecessors. While liabilities for such historic disposal activities have not been material to our financial condition to date, there can be no guarantee that past disposal activities will not result in material liability to us in the future.

     From 1974 to 1980, Hadco operated a printed circuit manufacturing facility in Florida as a lessee. In June 1999, Hadco, Gould Electronics, Inc. ("Gould"), the successor to a former lessee, and the Florida Department of Environmental Protection ("FDEP") entered into a Settlement Agreement which provides that Hadco and Gould will undertake remedial action based on a Supplemental Contamination Assessment Report and a later Feasibility Study, which has been prepared by a consultant to Hadco and Gould and approved by the FDEP. The remedial capital costs are estimated to be $1.4 million. In addition, ongoing monitoring and operation and maintenance costs are estimated to be $1.4 million, which includes operation of the remediation system for 8 years and monitoring for 30 years. Actual remedial activities have not yet commenced.

     Sanmina has been notified by the City of Santa Clara, California ("City") of a number of alleged wastewater discharge and other violations of environmental laws by one of Sanmina's plants. The City claims that the "cost recovery to date now exceeds $400,000." The notice from the City sets forth that the penalties for the alleged violations could exceed $1.6 million. Sanmina has been cooperating with the City to review the plant's operations to determine if violations have occurred and to address concerns of the City with respect to Plant operations. The City has notified Sanmina that it could file a civil action to address the violations, but no civil suit has been filed to date.

     In March 2001, Sanmina acquired approximately 94% of the outstanding shares and convertible debentures of Segerstrom. It is possible that previous operations have contaminated soil and/or groundwater at Segerstrom facilities. At the current time, we believe that the estimated environmental liabilities associated with the Segerstrom facilities are approximately $4.4 million. We believe, based on the limited information currently available, that the cost of any groundwater or soil clean-up that may be required would not harm our business, financial condition and results of operations. Nevertheless, the process of remediating contaminated soil and groundwater is costly, and if we are required to undertake substantial remediation activities at one or more of the former Segerstrom facilities, there can be no assurance that the costs of such activities would not harm our business, financial condition and results of operations.

BACKLOG

     Our backlog was approximately $2.7 billion at September 30, 2000 and approximately $692 million at October 2, 1999. Backlog consists of purchase orders we received, including, in certain instances, forecast requirements released for production under customer contracts. Cancellation and postponement charges generally vary depending upon the time of cancellation or postponement, and a certain portion of our backlog may be subject to cancellation or postponement without significant penalty. Typically, a substantial portion of our backlog is scheduled for delivery within the next six months.

COMPETITION

     Significant competitive factors in the market for advanced backplane assemblies and printed circuit boards include product quality, responsiveness to customers, manufacturing and engineering skills, and price. We believe that competition in the market sectors we serve is based more on product quality and responsive customer service and support than on price, in part because the cost of interconnect products we manufacture is usually low relative to the total cost of the equipment for which they are components, and in part because of the greater importance of product reliability and prompt delivery to our customers. We believe that our primary competitive strengths are our ability to provide leading edge technology and to provide an end to end total EMS solution which includes responsive, flexible, short lead-time manufacturing services, our engineering and manufacturing expertise and our customer service support.

     We face intense competition from a number of established competitors in our various product markets. Certain of our competitors have greater financial and manufacturing resources than we do, including significantly greater surface mount assembly capacity. During periods of recession in the electronic industry, our competitive advantages in the areas of quick-turnaround manufacturing and responsive customer service may be of reduced importance to electronics OEMs, who may become more price sensitive. In addition, captive interconnect product manufacturers may seek orders in the open market to fill excess capacity, thereby increasing price competition. Although we generally do not pursue high-volume, highly price sensitive interconnect product business, we may be at a competitive disadvantage with respect to price when compared to manufacturers with lower cost structures, particularly those manufacturers with more extensive offshore facilities where labor and other costs are lower.

EMPLOYEES

     As of September 2000, we had 26,389 full-time employees, including 25,818 in manufacturing and engineering, 279 in marketing and sales and 292 in general administration and finance. None of our U.S. employees are represented by a labor union and we have never experienced a work stoppage or strike. We believe our relationship with our employees is good.

PROPERTIES

     Our facilities consists of assembly, fabrication, enclosure, cable, other and global technology solution centers, located domestically and internationally. These facilities comprise an aggregate of approximately 6.6 million square feet, of which 3.8 million square feet are leased. Leases for these facilities expire between 2000 and 2009 and generally may be extended at our option. Our principal facilities are located as follows:

                                    APPROXIMATE                                        APPROXIMATE
                                      SQUARE                                             SQUARE
             DOMESTIC                 FOOTAGE                INTERNATIONAL               FOOTAGE
             --------               -----------              -------------             -----------
Guntersville, Alabama.............     146,000     Sao Jose dos Campos, Brazil.......    135,000
Phoenix, Arizona..................     143,000     Calgary, Alberta, Canada..........    187,000
Fountain Valley, California.......      27,000     Toronto, Ontario, Canada..........    211,000
Irvine, California................      66,000     Aaneksoki/Tikkakoski, Finland.....    108,000
Lake Forest, California...........      21,000     Salo, Finland.....................     41,000
San Jose, California(1)...........   1,568,000     Uusikaupunki, Finland.............     52,000
Simi Valley, California...........       3,000     Chateaudun, France................     36,000
Watsonville, California...........      79,000     Pecs, Hungary.....................     34,000
Pendergrass, Georgia..............      27,000     Dublin, Ireland...................     52,000
Haverhill, Massachusetts..........      71,000     Kuching, Malaysia.................    180,000
Wilmington, Massachusetts.........     200,000     Neuva Rosita, Cachuila, Mexico....     15,000
Woburn, Massachusetts.............     104,000     Shenzhen, Peoples' Republic of
Clinton, North Carolina...........     188,000     China.............................    445,000
Durham, North Carolina............      29,000     Kirkcaldy, Scotland...............    123,000
Derry, New Hampshire..............     266,000     Alvsjo, Sweden....................      8,000
Manchester New Hampshire..........      72,000     Amal, Sweden......................     16,000
Nashua, New Hampshire.............      70,000     Bengtsfors, Sweden................    174,000
Salem, New Hampshire..............     113,000     Eskilstuna, Sweden................    163,000
Owego, New York...................     292,000     Jonkoping, Sweden.................    242,000
Austin, Texas.....................     134,000     Kista, Sweden.....................      4,000
Carrollton, Texas.................     170,000     Ornskoldsvik, Sweden..............     55,000
Plano, Texas......................     136,000     Sundsvall, Sweden.................    100,000
Richardson, Texas.................      63,000
San Antonio, Texas................      34,000
Salt Lake City, Utah..............       8,000
Kenosha, Wisconsin................     198,000

---------------
(1) Includes facilities located nearby in Santa Clara, Fremont, Milpitas and Mountain View

     In November 1998, we entered into a lease with an option to purchase a 330,000 square foot campus facility located in San Jose, California. The facility consists of four buildings on a single site. We consolidated our corporate headquarters and some of our San Jose area assembly operations at this facility. As of July 2, 2000, these buildings were fully occupied.

     We believe that our existing facilities, together with facilities expansions and upgrades that are in process or that we are currently evaluating, are adequate to meet our reasonably foreseeable requirements for at least the next two years. We continually evaluate our expected future facilities requirements.

LEGAL PROCEEDINGS

     Sanmina and certain of its subsidiaries, namely Hadco, Elexsys and Altron, are involved in various administrative proceedings related to environmental matters. These matters are described in greater detail under "Factors Affecting Operating Results." Although Sanmina could incur significant costs relating to these matters, Sanmina believes, on the limited information currently available, that the cost of any remediation that may be required at these facilities would not materially harm our business, financial condition or results of operations.

     Sanmina is a party to certain other legal proceedings that have arisen in the ordinary course of its business. The amounts in controversy in these matters is not material to Sanmina, and Sanmina believes that the resolution of these proceedings will not have a material adverse effect on Sanmina's business, financial condition and results of operations.

                              SANMINA CORPORATION

                            SELECTED FINANCIAL DATA

     The following selected historical financial information of Sanmina, combined with Segerstrom on a pooling of interests basis, has been derived from the historical consolidated financial statements and should be read in conjunction with the consolidated financial statements and the notes included therein.

CONSOLIDATED STATEMENTS OF OPERATIONS DATA:

                                                             FISCAL YEAR ENDED
                                       --------------------------------------------------------------
                                          2000         1999         1998         1997         1996
                                       ----------   ----------   ----------   ----------   ----------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales............................  $4,239,102   $2,620,623   $2,171,427   $1,713,239   $1,077,367
Operating income.....................     361,456      197,034      119,118      107,403      145,440
Income before provision for
  income taxes.......................     357,969      169,367       96,148       95,706      144,083
Net income before extraordinary
  charge.............................  $  215,053   $  104,716   $   39,185   $   26,156   $   92,016
                                       ==========   ==========   ==========   ==========   ==========
Basic net income per share, before
  extraordinary charge...............  $     0.71   $     0.37   $     0.15   $     0.11   $     0.40
                                       ==========   ==========   ==========   ==========   ==========
Basic net income per share, after
  extraordinary charge...............  $     0.69   $     0.37   $     0.15   $     0.11   $     0.40
                                       ==========   ==========   ==========   ==========   ==========
Diluted net income per share, before
  extraordinary charge...............  $     0.67   $     0.35   $     0.14   $     0.10   $     0.36
                                       ==========   ==========   ==========   ==========   ==========
Diluted net income per share, after
  extraordinary charge...............  $     0.65   $     0.35   $     0.14   $     0.10   $     0.36
                                       ==========   ==========   ==========   ==========   ==========
Shares used in computing diluted per
  share amount.......................     337,350      300,328      286,368      276,477      266,215

CONSOLIDATED BALANCE SHEET DATA:

                                                              AS OF YEAR ENDED
                                        ------------------------------------------------------------
                                           2000         1999         1998         1997        1996
                                        ----------   ----------   ----------   ----------   --------
                                                               (IN THOUSANDS)
Cash and cash equivalents.............  $  998,242   $  149,281   $  100,700   $   76,850   $201,442
Net working capital...................   1,913,617      764,877      444,308      336,826    280,425
Total assets..........................   3,835,600    2,124,809    1,601,339    1,185,341    739,176
Long-term debt........................   1,200,764      696,386      434,382      232,694    135,633
Stockholders' equity..................   1,758,793      886,455      726,884      581,935    387,353

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                              SANMINA CORPORATION

OVERVIEW

     Sanmina Corporation ("Sanmina") was incorporated in Delaware in May 1989 to acquire its predecessor company which had been in the printed circuit board and backplane business since 1980. Sanmina is a leading independent provider of customized integrated electronic manufacturing services ("EMS"), including turnkey electronic assembly and manufacturing management services, to original equipment manufacturers ("OEMs") in the electronics industry. Our main customers include major industry leaders such as Alcatel, Cisco Systems, Inc., Ericsson, Nokia, Nortel Networks, Inc., Lucent Technologies, Motorola and Tellabs. Sanmina's electronics manufacturing services consist primarily of the design and manufacture of complex printed circuit board assemblies using surface mount ("SMT") and pin-through hole ("PTH") interconnection technologies, the manufacture of custom designed backplane assemblies, fabrication of complex multi-layered printed circuit boards, metal stamping and plating, electronic enclosure systems, subsystem assembly, testing, and assembly of completed systems and direct order fulfillment. In addition to assembly, turnkey manufacturing management also involves procurement and materials management, as well as consultation on printed circuit board design and manufacturing. Sanmina also manufactures custom cable and wire harness assemblies.

     Sanmina has 66 facilities and 11 global technology solution centers, located both domestically and internationally. Sanmina has electronics assembly, printed circuit fabrication, enclosure manufacturing, cable manufacturing and global technology solution centers domestically in Alabama, Arizona, California, Colorado, Massachusetts, New Hampshire, New York, North Carolina, Texas, Utah and Wisconsin and internationally in Canada, China, Finland, France, Ireland, Malaysia, Mexico and Sweden. In addition to the above facilities, Sanmina has a 49.9% ownership interest in INBOARD, the remainder of which is owned by Siemens AG. INBOARD is a manufacturer of complex printed circuit boards located in Germany.

     On March 1, 2001, Sanmina acquired AB Segerstrom & Svensson ("Segerstrom"), a global supplier of integrated enclosure systems to the communications sector. As a result of this acquisition, Sanmina added 10 manufacturing facilities in Sweden, Finland, Brazil, Hungary, Scotland, and the United States. The transaction was structured as a stock for stock exchange and was accounted for as a pooling of interests. Under the terms of the agreement, each Segerstrom common share and convertible debenture was converted into approximately 0.4519 shares of Sanmina common stock. Sanmina acquired approximately 94% of the outstanding shares of Segerstrom pursuant to its offer to acquire Segerstrom. Sanmina has commenced a compulsory acquisition process for the remaining shares in accordance with Swedish law and business practice. Approximately 12.2 million shares of common stock will be issued to acquire Segerstrom, reflecting both the acquired Segerstrom shares and those acquired from the compulsory acquisition process.

     As a result of the acquisition of Segerstrom, Sanmina's historical financial statements have been restated retroactively to include the financial results of Segerstrom. Segerstrom's results of operations for the years ended December 31, 2000, 1999 and 1998 have been combined with Sanmina's results of operations for the years ended September 30, 2000, October 2, 1999 and September 30, 1998. In addition, Segerstrom's balance sheets as of December 31, 2000 and 1999 have been combined with Sanmina's balance sheets as of September 30, 2000 and October 2, 1999. The fiscal year for Segerstrom changed to coincide with Sanmina's beginning in fiscal 2001. The restated financial information includes certain adjustments to eliminate the net sales between the combining companies and certain reclassifications to conform to Sanmina's financial statement presentation. No adjustments were necessary to conform the accounting policies of the combining companies.

     Sanmina's results of operations have varied and may continue to fluctuate significantly from period to period, including on a quarterly basis. Sanmina's operating results are affected by a number of factors. These factors include timing of orders from major customers, mix of product ordered by and shipped to major customers, the volume of orders as related to Sanmina's capacity, the ability of Sanmina to effectively manage inventory and fixed assets, pricing and competitive pressures, component shortages, which could cause Sanmina to be unable to meet customer delivery schedules, and the ability of Sanmina to time expenditures in anticipation of future sales. Sanmina's results are also affected by the mix of products between backplane assemblies and printed circuit boards as well as general economic conditions in the electronics industry. Sanmina's results can also be significantly influenced by development and introduction of new products by Sanmina's customers. From time to time, Sanmina experiences changes in the volume of sales to each of its principal customers, and operating results may be affected on a period-to-period basis by these changes. Sanmina's customers generally require short delivery cycles, and a substantial portion of Sanmina's backlog is typically scheduled for delivery within six months. Quarterly sales and operating results therefore depend in large part on the volume and timing of bookings received during the quarter, which are difficult to forecast.

     Sanmina's backlog also affects its ability to plan production and inventory levels, which could lead to fluctuations in operating results. In addition, a significant portion of Sanmina's operating expenses are relatively fixed in nature and planned expenditures are based in part on anticipated orders. Any inability to adjust spending quickly enough to compensate for any revenue shortfall may magnify the adverse impact of such revenue shortfall on Sanmina's results of operations. Results of operations in any period should not be considered indicative of the results to be expected for any future period. In addition, fluctuations in operating results may also result in fluctuations in the price of Sanmina's convertible subordinated notes and common stock.

     Sanmina's customers include a diversified base of OEMs in the communications (telecommunications and networking), industrial and medical instrumentation and high-speed computer systems sectors of the electronics industry. These industry sectors, and the electronics industry as a whole, are subject to rapid technological change and product obsolescence. Discontinuance or modification of products being manufactured by Sanmina could adversely affect Sanmina's results of operations. The electronics industry is also subject to economic cycles and has in the past experienced, and is likely in the future to experience, recessionary periods. From time to time the EMS industry experiences increases and decreases in demand as a result of the economy. These changes in demand and in economic conditions may result in customer rescheduling of orders and shipments, which could affect Sanmina's future results of operations. A general recession in the electronics industry could have a material adverse effect on Sanmina's business, financial condition and results of operations. In addition, Sanmina has no firm long-term volume commitments from its customers and over the last few years has experienced reduced lead-time in customer orders. In addition, customer orders can be canceled and volume levels can be changed or delayed. The timely replacement of canceled, delayed or reduced orders with new business cannot be assured. There can be no assurance that any of Sanmina's current customers will continue to use Sanmina's manufacturing services. The loss of one or more of Sanmina's principal customers, or reductions in sales to any of such customers, could have a material adverse effect on Sanmina's business, financial condition and results of operations.

     Sanmina has pursued, and intends to continue to pursue, business acquisition opportunities, particularly when these opportunities have the potential to enable Sanmina to increase its net sales while maintaining operating margins, to access new geographic markets, to implement Sanmina's vertical integration strategy and/or to obtain access to new customers, geographic regions, facilities and equipment on terms more favorable than those generally available in the market. Acquisitions of companies and businesses and expansion of operations involves certain risks, including (i) the potential inability to successfully integrate acquired operations and businesses or to realize anticipated synergies, economies of scale or other value, (ii) diversion of management's attention, (iii) difficulties in scaling up productions at new sites and coordinating management of operations at new sites and (iv) loss of key employees of acquired operations. No assurance can be given that Sanmina will not incur problems with integrating acquired operations, and there can be no assurance that Sanmina's recent acquisitions, or any future acquisition will result in a positive contribution to Sanmina's results of operations. Furthermore, there can be no assurance that Sanmina will realize value from any such acquisition which equals or exceeds the consideration paid. In addition, there can be no assurance that Sanmina will realize anticipated strategic and other benefits from expansion of existing operations to new sites. Any such problems could have a material adverse effect on Sanmina's business, financial condition and results of operations. In addition, future acquisitions may result in dilutive issuances of equity securities, the incurrence of additional debt, large one-time write-offs and the creation of goodwill or other intangible assets that could result in amortization expense.

     In addition, Sanmina expects to pursue opportunities to acquire assembly operations being divested by electronics industry OEMs. Sanmina expects that competition for these opportunities among electronics manufacturing services firms will be intense because these transactions typically enable the acquiror to enter into long-term supply arrangements with the divesting OEM. Accordingly, Sanmina's future results of operations could be adversely affected if Sanmina is not successful in attracting a significant portion of the OEM divestiture transactions it pursues. In addition, due to the large scale and long-term nature of supply arrangements typically entered into in OEM divestiture transactions and because cost reductions are generally a major reason why the OEM is divesting operations, pricing of manufacturing services may be less favorable to the manufacturer than in standard contractual relationships. Accordingly, as Sanmina enters into new OEM divestiture transactions, Sanmina may experience erosion in gross margins.

     This report contains forward-looking statements within the meaning of
Section 72A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual events and/or future results of operations may differ materially from those contemplated by such forward-looking statements, as a result of the factors described herein, and in the documents incorporated herein by reference, including, in particular, those factors described under "Factors Affecting Operating Results."

RESULTS OF OPERATIONS

FISCAL YEARS ENDED SEPTEMBER 30, 2000, OCTOBER 2, 1999, AND SEPTEMBER 30, 1998

     The following table sets forth, for the periods indicated, certain statements of operations data expressed as a percentage of net sales.

                                                                          YEAR ENDED
                                                         --------------------------------------------
                                                         SEPTEMBER 30,    OCTOBER 2,    SEPTEMBER 30,
                                                             2000            1999           1998
                                                         -------------    ----------    -------------
Net sales..............................................      100.0%         100.0%          100.0%
Cost of sales..........................................       84.0           83.4            83.3
                                                             -----          -----           -----
  Gross profit.........................................       16.0           16.6            16.7
                                                             -----          -----           -----
Operating expenses:
  Selling, general and administrative..................        5.6            6.7             7.2
  Amortization of goodwill and intangibles.............        0.6            0.6             0.6
  Write-off of acquired in-process research and
     development.......................................         --             --             2.9
  Write down of long-lived assets......................        0.2            0.4             0.1
  Plant closing, relocation, merger and restructuring
     costs.............................................        1.1            1.4             0.4
                                                             -----          -----           -----
Total operating expenses...............................        7.5            9.1            11.2
                                                             -----          -----           -----
Operating income.......................................        8.5            7.5             5.5
Other income (expenses), net...........................       (0.1)          (1.0)           (1.1)
                                                             -----          -----           -----
Income before provision for income taxes...............        8.4            6.5             4.4
Provision for income taxes.............................       (3.3)          (2.5)           (2.6)
                                                             -----          -----           -----
Income before extraordinary charge.....................        5.1            4.0             1.8
Extraordinary charge, net of tax benefit...............       (0.1)            --              --
                                                             -----          -----           -----
Net income.............................................        5.0%           4.0%            1.8%
                                                             =====          =====           =====

     Net Sales. Net sales in fiscal 2000 increased 61.7% to $4,239.1 million from $2,620.6 million in fiscal 1999, which was an increase of 20.7% from fiscal 1998 sales of $2,171.4 million. The increase in net sales for fiscal 2000 was due primarily to increased shipments of printed circuit boards and EMS assemblies to both existing and new customers obtained both through acquisitions and internal growth. The increase in net sales for fiscal 1999 was the result of increased shipments of EMS assemblies to both existing and new customers obtained both through acquisitions and internal growth. Sanmina's printed circuit board fabrication operations focused increasingly on manufacturing printed circuit boards used in EMS assemblies manufactured by Sanmina. Growth in EMS assembly revenues during these periods was influenced by the electronics industry trend towards outsourcing, expansion of Sanmina's operations, both through acquisitions and Sanmina-originated expansions, and a generally positive economic environment in the communications, medical and industrial instrumentation, and computer sectors of the electronics industry. These industry sectors continued to experience overall growth during these periods.

     Gross Margin. Gross margin was 16.0%, 16.6% and 16.7% in fiscal 2000, 1999, and 1998, respectively. Sanmina expects gross margins to continue to be influenced by product and customer mix. Gross margin was relatively unchanged between 1999 and 1998. The 2000 and 1999 gross margin reflects charges related to the write down of obsolete inventory and other manufacturing related assets. The 2000 and 1999 gross margin also reflects an offsetting increase to the gross margin resulting from improved mix and capacity utilization from printed circuit boards and assembly operations from acquired companies. The decrease in margins between 2000 and 1999 was primarily attributable to pricing terms negotiated as part of OEM divestiture transactions, principally the Nortel Networks transaction that was completed in the first quarter of fiscal 2000 and transactions with Harris Corporation and Alcatel, which were completed during 2000. This decrease was partially offset by the realization of synergies associated with the completion of the acquisition of Hadco Corporation during the fourth quarter of the fiscal year. Due to increased competition, product and customer mix, and pricing structures negotiated in OEM divestiture transactions, including the recent transactions and possible future transactions, Sanmina may experience decreases in gross margins.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses for fiscal 2000, 1999 and 1998, were $235.7 million, $174.1 million, and $155.2 million respectively. The percentages based upon sales were 5.6%, 6.7% and 7.2% respectively. The percentage decreases in selling, general and administrative expenses for fiscal 2000 and 1999 were due to Sanmina's ability to grow sales while maintaining or reducing operating expenses as a percentage of net sales, including synergies gained from acquisitions. The absolute dollar increases in selling, general and administrative expenses were primarily the result of increased expenditures to support higher sales volume.

     Amortization of Goodwill and Intangibles. Sanmina incurred $23.5 million, $16.5 million, and $14.0 million in amortization expense for fiscal years 2000, 1999 and 1998 respectively. These amortization expenses reflect the amortization of intangibles and goodwill related to those acquisitions which were accounted for as purchase transactions.

     Provision for plant closing, relocation, merger and restructuring costs. In fiscal 1998, plant closing, relocation, merger and restructuring costs were approximately $8.5 million. These charges include charges of $4.6 million resulting from of Hadco's consolidation of several manufacturing facilities:
$2.0 million related to the loss on abandoned assets, $1.2 million as a result of an approximate 3% reduction in workforce and $1.4 million related to lease termination costs on abandoned facilities, of which $0.9 million was outstanding as of the end of fiscal 1998. Merger costs of $3.9 million were related to the acquisition of Elexsys, of which $0.6 million was outstanding as of fiscal ended 1998. As of the end of fiscal year 1999, all amounts accrued for had been paid.

     In fiscal year ended 1999, plant closing, relocation, merger and restructuring costs were approximately $35.4 million. The charges were a result of Sanmina's acquisitions, Sanmina's planned relocation to a new campus facility and Segerstrom's closing of its Stockholm, Sweden plant which was merged with existing facilities within Sweden and Finland. Sanmina closed certain manufacturing plants in Fremont, California and Woburn, Massachusetts and merged the operations from these facilities into existing manufacturing facilities within the same regions. The Sanmina closures were made to eliminate duplicate facilities and other costs resulting from the merger with Altron. Concurrent with the plant closures, Sanmina reduced its workforce in the same regions by approximately 50 people. Plant closing, relocation and severance costs for both Sanmina and Segerstrom totaled $18.7 million, of which $16.2 million was paid during fiscal year ended 1999 and the balance of $2.5 million paid in fiscal year ended 2000. In conjunction with the closure of manufacturing facilities and Sanmina's planned relocation to its new campus facility in fiscal 2000, other non-recurring costs include payments required under lease contracts (less any applicable sublease income) after the properties are abandoned, any applicable lease buyout costs, restoration costs associated with certain lease arrangements and the costs to maintain facilities during the period after abandonment. Asset related write-offs consist of excess equipment and leasehold improvements to facilities that were abandoned and whose estimated fair market value is zero. Sanmina's move to the new campus facility commenced in fiscal 1999 and was completed in the second quarter of fiscal 2000. Noncancelable lease payments on vacated facilities were paid in full as of the end of fiscal 2000. Sanmina also discontinued the use of enterprise-wide software and hardware used internally by the acquired companies, as these were no longer required post acquisition. The closing of the plants discussed above, and the costs related to the integration of information systems and hardware, were all incurred in fiscal 1999. Total other non-recurring charges totaled $11.3 million, of which $3.6 million was paid during fiscal year ended 1999 and the balance in fiscal year ended 2000. Merger costs of $5.5 million were also recorded in 1999, of which $3.2 million was paid during fiscal year ended 1999 and the balance of $2.3 million paid in fiscal year ended 2000. Merger costs consisted of fees for investment bankers, attorneys, accountants and other direct merger related expenses and relate to those acquisitions that were accounted for using the pooling of interests method.

     In fiscal year ended 2000, plant closing, relocation, merger and restructuring costs were approximately $47.2 million. Restructuring and plant closing charges of $27.3 million for 2000 were a result of Sanmina's acquisitions of Hadco and Essex. These costs represented executive and other severances related to actual and expected workforce attrition resulting from redundant activities, announced employee termination plans and expected synergies with the acquired companies. Sanmina expects attrition in the acquired companies of approximately 885 people. At the end of fiscal 2000, Sanmina had recognized attrition of 13 people in the acquired companies' work forces. Severance costs of approximately $11.8 million were paid out as of the end of fiscal 2000, of which approximately $11.6 million was deposited into a trust for executive severance. Merger costs of $19.9 million in 2000, consisted of fees for investment bankers, attorneys, accountants and other direct merger related expenses and relate to those acquisitions that were accounted for using the pooling of interests method. Merger costs of approximately $18.5 million were paid during fiscal year ended 2000.

     Below is a summary of the activity related to plant closing, relocation, merger and restructuring charges (in thousands):

                                                    EMPLOYEE
                                                    SEVERANCE
                                                    AND OTHER
                                                  RESTRUCTURING
                                                    EXPENSES       MERGER FEES     TOTAL
                                                  -------------    -----------    --------
BALANCE AT SEPTEMBER 30, 1997...................    $     --        $     --      $     --
Cash provisions charged to operations...........       2,571           3,945         6,516
Non-cash provisions charged to operations.......       1,965              --         1,965
Charges utilized................................      (3,639)         (3,386)       (7,025)
                                                    --------        --------      --------
BALANCE AT SEPTEMBER 30, 1998...................         897             559         1,456
Cash provisions charged to operations...........      28,094           5,479        33,573
Non-cash provisions charged to operations.......       1,871              --         1,871
Charges utilized................................     (20,764)         (3,847)      (24,611)
                                                    --------        --------      --------
BALANCE AT OCTOBER 2, 1999......................      10,098           2,191        12,289
Cash provisions charged to operations...........      26,506          19,863        46,369
Non-cash provisions charged to operations.......         832              --           832
Charges utilized................................     (21,862)        (20,706)      (42,568)
                                                    --------        --------      --------
BALANCE AT SEPTEMBER 30, 2000...................    $ 15,574        $  1,348      $ 16,922
                                                    ========        ========      ========

     Following the acquisition of Segerstrom in March 2001, Sanmina recorded $24.9 million of plant closing, relocation, merger and restructuring costs in the second quarter of fiscal year 2001. These costs are comprised of the following: $7.2 million for executive and other severance, attributable to approximately 470 people and related costs, primarily from the Segerstrom employees in Europe, of which 175 people had been terminated as of March 31, 2001, (accrual made in accordance with the criteria in EITF 94-3 "Liability Recognition for Costs to Exit an Activity" including certain costs incurred in a restructuring); $12.5 million for investment banking, accounting, legal and related fees and expenses for the Segerstrom acquisition; and $5.2 million of other related restructuring costs, which are related to the consolidation of duplicate facilities, primarily in Europe. These activities are expected to be completed by March 2002.

     Write-off of acquired in-process R&D. On March 20, 1998, Hadco acquired Continental Circuits Corp., further broadening Hadco's product and service capabilities. The acquisition added a facility for volume production of multilayer printed circuits in Phoenix, Arizona, a quick-turn prototype facility in Austin, Texas, a flexible printed circuit facility in California (which was sold on April 30, 1999) and printed circuit engineering and design sites in California, Texas and Colorado. Hadco acquired Continental for approximately $190.2 million (including acquisition costs) and recorded the acquisition under the purchase method of accounting. As a result, a purchase price premium of $165.0 million was recorded on the transaction. A significant portion of the purchase price was identified in an independent appraisal, using proven valuation procedures and techniques, as intangible assets. These intangible assets included approximately $63.1 million for in-process R&D for projects that did not have future alternative uses. This allocation represents the estimated fair market value based on risk-adjusted cash flows related to the in-process R&D projects. At the date of acquisition, the development of these projects had not yet reached technological feasibility, and the in-process R&D had no alternative future uses. Accordingly, these costs were written off in fiscal 1998. The remaining premium of $101.9 million was allocated to identifiable intangibles and goodwill. The acquisition was financed from borrowings under a credit facility.

     Write Down of Long-Lived Assets. Sanmina continually evaluates whether long-lived assets have been impaired in value. This process includes evaluating whether projected results of operations of acquired businesses would support the carrying value of related assets including the future amortization of the remaining unamortized balance of goodwill. During the third quarter of fiscal 2000, such evaluation, with respect to the merger with Hadco, indicated that the fair value of certain intangible assets related to Hadco were less than their carrying value. Accordingly, in the third quarter of fiscal 2000, Sanmina recorded an adjustment to write down $8.75 million of intangible assets. The fair value of the intangible assets at the time of original acquisition by Hadco was based on expected future cash flows to be generated from the assets based on reasonable and supportable assumptions. The existing customer relationships, and in-place workforce, valued at the time of the original acquisition by Hadco, however, could not be supported at their current carrying values at the time of the merger. As a result, based on future expected cash flows from the related customer base, and from experienced and expected work force attrition, Sanmina recorded adjustments to the carrying value of these intangible assets in the amounts of $7.5 million and $1.25 million, respectively.

     In the first quarter of fiscal 1999, such evaluation with respect to the acquisition of Pragmatech, Incorporated ("Pragmatech"), indicated the fair value of assets related to Pragmatech were less than the carrying value of the Pragmatech assets. Accordingly, in the first quarter of fiscal 1999, Sanmina recorded an adjustment to write down the remaining $11.4 million of unamortized goodwill arising from the acquisition. The fair value of Pragmatech at the acquisition date was based on the estimated future cash flows to be generated from the assets based on reasonable and supportable assumptions. Financial projections prepared at the time of the acquisition of Pragmatech reflected Sanmina's belief that Sanmina would continue to provide electronics manufacturing services to existing Pragmatech customers and would grow the Pragmatech business at Pragmatech's existing facilities. However, the existing Pragmatech customer relationships could not be restructured to conform to Sanmina's pricing and revenue models, and as a result, the relationships with the former Pragmatech customers terminated. In addition, Sanmina closed several of the former Pragmatech facilities in fiscal 1998. As a result of these operational factors, Sanmina's analysis of projected revenues, results of operations, and cash flows attributable to the few remaining Pragmatech customers did not support the carrying value of Pragmatech assets, including the unamortized goodwill. During 1998, Sanmina incurred a charge of approximately $2.5 million, which represented the write down of existing assets to their net realizable value.

     Other Income and Expense, net. In fiscal 2000, net other expense was $3.5 million as compared to net other expense of $27.7 million and $23.0 million for 1999 and 1998, respectively. The components of other income and expense, comprising the overall net expense, are primarily interest expense on borrowings, convertible subordinated notes and interest income on cash balances and short-term investments. For fiscal 2000, the decrease in net other expense was largely due to interest received from additional cash flow from operations, cash received from equity offerings, the issuance of convertible debt and the retirement of subordinated notes. In 1999, the increase in net other expense was largely due to interest expense on outstanding debt related to the acquisition of Continental and Zycon. In 1998, $86.3 million of outstanding convertible subordinated notes, issued by Sanmina in August 1995, were converted into common stock as a result of a redemption call for such notes.

     Provision for Income Taxes. For fiscal 2000, 1999 and 1998, Sanmina's effective tax rate was 40.0%, 38.2% and 35.8%, respectively. The effective tax rate for 2000 is higher than previous years due largely to the effects of significant non-deductible charges related to the acquisitions of Hadco and Essex.

     Extraordinary Charge. In fiscal 2000, Sanmina recorded an extraordinary charge, net of tax effect, of approximately $5.0 million. Sanmina was required to offer to redeem $198.9 million of the Hadco 9 1/2% Senior Subordinated Notes due 2008 ("9 1/2% Notes"), as per the terms in the change of control provision when Sanmina acquired Hadco. The redemption was at 101% of the principal amount of the 9 1/2% Notes. On August 24, 2000, Sanmina redeemed $187.9 million of the outstanding 9 1/2% Notes. The redemption premium and deferred debt costs related to the 9 1/2% Notes were expensed by Sanmina in the fourth quarter of fiscal 2000 as an early extinguishment of debt, and was reflected as an extraordinary charge. These costs were approximately $8.0 million. All 9 1/2% Notes not redeemed as part of the offer will remain outstanding. Sanmina may elect to purchase the remaining outstanding notes through the open market or negotiated transactions, additional tenders, or exchange offers.

LIQUIDITY AND CAPITAL RESOURCES

     Sanmina generated cash from operating activities of $89.2 million, $267.6 million and $161.0 million, in fiscal years 2000, 1999 and 1998, respectively. The decrease in cash provided by operating activities in 2000 from 1999 is related to the impact from the growth in revenues and related balance sheet activity, including increases in accounts receivable and inventories offset by increases in accounts payable and other accrued liabilities, acquisition related costs and increases in net income. The increases in cash generated from operations from 1999 compared to 1998 were primarily due to Sanmina's increased profitability.

     Cash used for investing activities during fiscal 2000, 1999 and 1998 of $358.0 million, $491.8 million and $359.4 million, respectively. For fiscal 2000, Sanmina paid approximately $522.0 million for short-term and long-term investments as well as capital equipment. Additionally, Sanmina paid approximately $202.7 million in cash for acquired businesses. These payments were offset by $366.7 million in maturities of short-term investments.

     Investing activities during 1999 included payments of approximately $611.2 million for short-term and long-term investments and capital equipment. Additionally, Sanmina paid approximately $75.1 million in cash for acquired businesses. These payments were partially offset by $194.2 million in maturities of short-term investments as well as proceeds of $0.3 million from the sale of assets.

     During fiscal 1998, cash used in investing activities included payments of approximately $266.1 million for short-term investments and equipment. Sanmina also paid approximately $202.5 million for acquired businesses. These payments were partially offset by $106.6 million in maturities of short-term investments as well as proceeds of $2.6 million from the sale of assets.

     Net cash provided by financing activities for fiscal 2000 was $1.1 billion and consisted primarily of $734.9 million in proceeds received from the issuance of convertible subordinated notes, $623.8 million from proceeds from the sale of common stock, including the February 2000 offering of 19.1 million shares of common stock and $68.7 million from the proceeds of other debt financing. This was offset by $305.0 million of retirements related to the Hadco line of credit, the 9 1/2% Notes and other debt relating to leases and other maturities.

     For 1999, the $274.8 million generated consisted primarily of $340.7 million in net proceeds from the issuance of convertible subordinated notes and proceeds from the sale of common stock of $39.5 million. These proceeds were partly offset by $26.6 million in payments for long-term liabilities and $77.8 million in payments for usage of line of credits by the Sanmina's subsidiaries. Additionally, Segerstrom paid dividends of approximately $1.0 million.

     In 1998, cash provided by financing activities was $219.9 million, which was largely a result of the issuance of $200.9 million of the 9 1/2% Notes, proceeds received from exercise of stock options and stock purchase rights of $17.8 million and net proceeds received from other debt financing of $16.9 million. In fiscal 1998, Sanmina paid approximately $7.5 million on a line of credit and $6.3 million on convertible subordinated debt and long-term liabilities. Additionally, Segerstrom paid dividends of approximately $1.8 million. In August 1998, Sanmina called for redemption of an aggregate principal amount of $86.3 million in 5 1/2% convertible subordinated notes ("5 1/2% Notes") which were originally issued in August 1995. The 5 1/2% Notes were converted to Sanmina common stock at a price of $3.53 per share, or 283.68 shares of Sanmina's common stock per $1,000 principal amount of 5 1/2% Notes. Cash was paid in lieu of fractional shares.

     In fiscal 1999, Sanmina entered into an operating lease agreement for new facilities in San Jose, California, where it has established its corporate headquarters and certain of its assembly operations. In connection with these transactions, Sanmina pledged $52.9 million of its cash and investments as collateral for certain obligations of the lease.

     In August 2000, Sanmina redeemed $187.9 million of the outstanding 9 1/2% Notes. The redemption premium and deferred debt costs related to the 9 1/2% Notes was expensed by Sanmina in the fourth quarter of fiscal 2000 as an early extinguishment of debt and was reflected as an extraordinary charge.

     Sanmina's future needs for financial resources include increases in working capital to support anticipated sales growth and investment in manufacturing facilities and equipment. Cash, cash equivalents and short-term investments were $1.3 billion and working capital was $1.9 billion at September 30, 2000. Sanmina has evaluated and will continue to evaluate possible business acquisitions. In this regard, Sanmina anticipates incurring additional expenditures during fiscal 2001 in connection with the integrations of its recently acquired businesses and expenditures associated with the anticipated growth.

     Sanmina believes that its capital resources, together with cash generated from operations, will be sufficient to meet its working capital and capital expenditure requirements through at least the next twelve months. Sanmina may seek to raise additional capital through the issuance of either debt or equity securities. Debt financing may require Sanmina to pledge assets as collateral and comply with financial ratios and covenants. Equity financing may result in dilution to stockholders.

EFFECT OF RECENT ACCOUNTING PRONOUNCEMENTS

     Recent Accounting Pronouncements -- In June 1999, the Financial Accounting Standards Board issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133," which amends SFAS No. 133 to be effective for all fiscal years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The adoption of SFAS No. 133 in the first quarter of fiscal 2001 did not have a material impact on Sanmina's financial position, results of operations or cash flows.

     In December 1999, the Securities and Exchange Commission issued SAB No. 101, "Revenue Recognition in Financial Statements," which will be effective for Sanmina in the fourth quarter of fiscal 2001. Sanmina is currently analyzing this statement and management does not expect the adoption of this statement to have a material effect on its results of operations or cash flows.

     In March 2000, the FASB issued Financial Standards Board Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation -- an Interpretation of APB Opinion No. 25" ("FIN No. 44"). FIN No. 44 addresses the application of APB No. 25 to clarify, among other issues, (a) the definition of employee for purposes of applying APB No. 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN No. 44 is effective July 1, 2000, but certain conclusions cover specific events that occur after either December 15, 1998, or January 12, 2000. To the extent FIN No. 44 covers events occurring during the period after applying the interpretation, the events will be recognized on a prospective basis from July 1, 2000. The adoption of FIN No. 44 did not have a material effect on Sanmina's financial position or results of operations.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

INTEREST RATE RISK

     Sanmina's exposure to market risk for changes in interest rates relates primarily to Sanmina's investment portfolio. Currently, Sanmina does not use derivative financial instruments in its investment portfolio. Sanmina invests in high credit quality issuers and, by policy, limits the amount of principal exposure to any one issuer. As stated in Sanmina's policy, Sanmina seeks to ensure the safety and preservation of its invested principal funds by limiting default and market risk.

     Sanmina seeks to mitigate default risk by investing in high-credit quality securities and by positioning its investment portfolio to respond to a significant reduction in a credit rating of any investment issuer, guarantor or depository. Sanmina seeks to mitigate market risk by limiting the principal and investment term of funds held with any one issuer and by investing funds in marketable securities with active secondary or resale markets.

     The table below presents carrying amounts and related average interest rates by year of maturity for Sanmina's investment portfolio as of September 30, 2000.

                                                             YEAR ENDED
                               ----------------------------------------------------------------------
                                 2001        2002      2003    2004    2005    THEREAFTER     TOTAL
                               --------    --------    ----    ----    ----    ----------    --------
                                                           (IN THOUSANDS)
Cash equivalents, short-term,
  and long-term
  investments................  $483,968    $118,730    --      --      --         $282       $602,980
Average interest rate........       6.3%        6.9%   --      --      --          5.9%           6.4%

FOREIGN CURRENCY EXCHANGE RISK

     Sanmina transacts business in foreign countries. Sanmina's primary foreign currency cash flows are in certain European countries, Brazil, Canada and Asia. Sanmina enters into foreign exchange contracts to hedge certain of its assets and liabilities denominated in foreign currencies. At September 30, 2000, Sanmina had forward contracts to exchange various foreign currencies for U.S. dollars in the gross amount of $14.7 million. Market value gains and losses on forward exchange contracts are recognized in the consolidated statement of operations as offsets to the exchange gains and losses on the hedged transactions.

QUARTERLY RESULTS (UNAUDITED)

     The following table contains selected unaudited quarterly financial data for the eight fiscal quarters in the period ended September 30, 2000. In management's opinion, the unaudited data has been prepared on the same basis as the audited information and includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the data for the periods presented. Sanmina's results of operations have varied and may continue to fluctuate significantly from quarter to quarter. Results of operations in any period should not be considered indicative of the results to be expected from any future period. In June 1998, March 2000 and January 2001, Sanmina effected a two-for-one stock split in the form of a stock dividend. Accordingly, all share and per share data has been adjusted to retroactively reflect the stock splits. Common stock prices reflect high and low reported sales prices, as reported by the NASDAQ National Market. The acquisitions of Elexsys, Altron, Manu-Tronics Inc. "(Manu-Tronics"), Hadco, Essex and

Segerstrom were accounted for as a pooling of interests, and therefore, all prior periods presented were restated to combine the results of the companies.

                                                 FIRST         SECOND         THIRD           FOURTH
                    2000                        QUARTER       QUARTER        QUARTER         QUARTER
                    ----                       ----------    ----------    ------------    ------------
                                               (IN THOUSANDS, EXCEPT PERCENTAGES AND PER SHARE AMOUNTS)
Net sales....................................   $837,355      $948,358      $1,086,182      $1,367,207
Gross profit.................................    130,139       146,643         158,946         240,944
Gross margin.................................       15.5%         15.5%           14.6%           17.6%
Operating income.............................     78,104        93,398          27,517         162,437
Operating margin.............................        9.3%          9.8%            2.5%           11.9%
Net income before extraordinary charge.......   $ 46,794      $ 58,991      $    6,891      $  102,377
                                                ========      ========      ==========      ==========
Net income...................................   $ 46,794      $ 58,991      $    6,891      $   97,418
                                                ========      ========      ==========      ==========
Basic net income per share before
  extraordinary charge.......................   $   0.16      $   0.20      $     0.02      $     0.33
                                                ========      ========      ==========      ==========
Basic net income per share...................   $   0.16      $   0.20      $     0.02      $     0.31
                                                ========      ========      ==========      ==========
Diluted net income per share before
  extraordinary charge.......................   $   0.15      $   0.18      $     0.02      $     0.30
                                                ========      ========      ==========      ==========
Diluted net income per share.................   $   0.15      $   0.18      $     0.02      $     0.29
                                                ========      ========      ==========      ==========
Common stock prices:
  High.......................................   $  27.32      $  34.00      $    43.91      $    59.97
  Low........................................   $  18.69      $  22.50      $    21.07      $    40.32

                                                     FIRST         SECOND          THIRD         FOURTH
                      1999                          QUARTER        QUARTER        QUARTER        QUARTER
                      ----                        -----------    -----------    -----------    -----------
                                                  (IN THOUSANDS, EXCEPT PERCENTAGES AND PER SHARE AMOUNTS)
Net sales.......................................   $603,379       $627,745       $658,484       $731,015
Gross profit....................................     88,549        104,849        114,399        126,706
Gross margin....................................       14.7%          16.7%          17.4%          17.3%
Operating income................................      6,859         44,076         68,170         77,929
Operating margin................................        1.1%           7.0%          10.4%          10.7%
Net income......................................   $ (2,050)      $ 20,424       $ 39,104       $ 47,238
                                                   ========       ========       ========       ========
Basic net income per share......................   $  (0.01)      $   0.07       $   0.14       $   0.16
                                                   ========       ========       ========       ========
Diluted net income per share....................   $  (0.01)      $   0.07       $   0.13       $   0.16
                                                   ========       ========       ========       ========
Common stock prices:
  High..........................................   $  15.63       $  18.89       $  20.32       $  20.82
  Low...........................................   $   5.85       $  12.38       $  14.03       $  16.03

                      FACTORS AFFECTING OPERATING RESULTS

     This report contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated by such forward looking statements as a result of certain factors, including those set forth below. You should carefully consider the risks described below in connection with any evaluation of our business and prospects. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. A holder of securities issued by Sanmina should be aware of these and other various risks, including those just described and those described below. The risks set in this annual report are not the only risks we face. If any of the risks set forth above or if any of the following risks occur, our business, financial condition and results of operations could be materially adversely affected. In that case, the trading price of our common stock and our convertible subordinated notes could decline.

     Keep these risk factors in mind when you read "forward-looking" statements elsewhere in this report and in other reports and documents filed by Sanmina with the Securities and Exchange Commission. These are statements that relate to our expectations for future events and time periods. Generally, the words "anticipate," "expect," "intend" and similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, and future events and circumstances could differ significantly from those anticipated in the forward-looking statements.

     Sanmina is heavily dependent on the electronics industry, and changes in the industry could harm Sanmina's business and operating results. Sanmina's business is heavily dependent on the health of the electronics industry. Sanmina's customers are manufacturers in the communications, industrial and medical instrumentation and high-speed computer systems sectors of the electronics industry. These industry sectors, and the electronics industry as a whole, are subject to rapid technological change and product obsolescence. Sanmina's customers can discontinue or modify products containing components manufactured by Sanmina. Any discontinuance or modification of orders or commitments could harm Sanmina's operating results.

     The electronics industry is also subject to economic cycles and has in the past experienced, and is likely in the future to experience, recessionary periods. In particular, many sectors of the electronics industry are currently experiencing a downturn in economic conditions. This downturn is leading to reduced demand for the services provided by EMS companies. These changes in demand and in economic conditions have resulted and may continue to result in customer rescheduling of orders and shipments, which could affect Sanmina's results of operations. In addition, a protracted, general recession in the electronics industry could have a material adverse effect on Sanmina's business, financial condition and results of operations.

     Sanmina typically does not obtain long-term volume purchase commitments from customers, and cancellations and rescheduling of purchase orders could harm Sanmina's operating results and cause its stock price to decline. Sanmina typically does not obtain long-term volume purchase contracts from its customers. Customer orders may be canceled and volume levels may be changed or delayed. For example, Sanmina has recently experienced certain cancellation and rescheduling of shipment dates of customer orders. As a result, Sanmina's results of operations for the second quarter of 2001 were adversely affected. Results of operations in future fiscal periods may continue to be affected by customer cancellations and reschedulings as well as by changes in shipment volumes. Sanmina cannot assure you that it will be able to replace canceled, delayed or reduced contracts or purchase orders with new business. As a result, future cancellations or rescheduling of orders or commitments could cause Sanmina's operating results to be below expectations, which would likely cause Sanmina's stock price to decline.

     Sanmina's results of operations can be affected by a variety of factors, which could cause Sanmina's operating results to fail to meet expectations and Sanmina's stock price to decline. Sanmina's results of operations have varied and may continue to fluctuate significantly from period to period, including on a quarterly basis. Sanmina's operating results are affected by a number of factors. These factors include:

     - timing of orders from major customers;

     - mix of products ordered by and shipped to major customers, including the mix between backplane assemblies and printed circuit board assemblies;

     - the volume of orders as related to Sanmina's capacity;

     - pricing and other competitive pressures;

     - component shortages, which could cause Sanmina to be unable to meet customer delivery schedules;

     - economic conditions in the electronics industry in general, and in the communications sector in particular;

     - Sanmina's ability to effectively manage inventory and fixed assets; and

     - Sanmina's ability to time expenditures in anticipation of future sales.

     Sanmina's results can also be significantly influenced by development and introduction of new products by Sanmina's customers. From time to time, Sanmina experiences changes in the volume of sales to each of Sanmina's principal customers, and operating results may be affected on a period-to-period basis by these changes. Sanmina's customers generally require short delivery cycles, and a substantial portion of Sanmina's backlog is typically scheduled for delivery within six months. Quarterly sales and operating results therefore depend in large part on the volume and timing of bookings received during the quarter, which are difficult to forecast. Sanmina's backlog also affects its ability to plan production and inventory levels, which could lead to fluctuations in operating results. In addition, a significant portion of Sanmina's operating expenses are relatively fixed in nature and planned expenditures are based in part on anticipated orders. Any inability to adjust spending quickly enough to compensate for any revenue shortfall may magnify the adverse impact of such revenue shortfall on Sanmina's results of operations. Results of operations in any period should not be considered indicative of the results to be expected for any future period. In addition, fluctuations in operating results may also result in fluctuations in the price of Sanmina common stock.

     Sanmina is dependent on a small number of customers for a large portion of Sanmina's revenues, and declines in sales to major customers could harm Sanmina's operating results. A small number of customers are responsible for a significant portion of Sanmina's net sales. During fiscal year 2000, fiscal year 1999 and fiscal year 1998, sales to Sanmina's ten largest customers accounted for 54.8%, 48.1% and 40.2%, respectively, of Sanmina's net sales. For fiscal 2000, only sales to one customer, Nortel Networks, represented more than 10.0% of Sanmina's net sales. For fiscal 1999 and 1998, no single customer exceeded 10.0% of net sales. This customer information gives effect to the restatement of Sanmina's results of operations to reflect the acquisition of Segerstrom. Although Sanmina cannot assure you that its principal customers will continue to purchase products and services from Sanmina at current levels, if at all, Sanmina expects to continue to depend upon its principal customers for a significant portion of Sanmina's net sales. Sanmina's customer concentration could increase or decrease, depending on future customer requirements, which will be dependent in large part on market conditions in the electronics industry segments in which Sanmina's customers participate. The loss of one or more major customers or declines in sales to major customers could significantly harm Sanmina's business and operating results and lead to declines in the price of Sanmina common stock.

     Sanmina is subject to risks associated with its strategy of acquisitions, and these risks could harm Sanmina's operating results and cause its stock price to decline. Sanmina has, for the past several fiscal years, pursued a strategy of growth through acquisitions. These acquisitions have involved acquisitions of entire companies.

     In addition, Sanmina has in other instances acquired selected assets, principally equipment, inventory and customer contracts and, in certain cases, facilities or facility leases. Acquisitions of companies and businesses and expansion of operations involve certain risks, including the following:

     - the potential inability to successfully integrate acquired operations and businesses or to realize anticipated synergies, economies of scale or other value;

     - diversion of management's attention;

     - difficulties in scaling up production at new sites and coordinating management of operations at new sites;

     - difficulties associated with managing and integrating operations in distant geographic locales, such as Europe and Asia;

     - the possible need to restructure, modify or terminate customer relationships of the acquired company; and

     - loss of key employees of acquired operations.

     Accordingly, Sanmina may experience problems in integrating the recently acquired operations or operations associated with any future acquisition. Sanmina therefore cannot assure you that any recent or future acquisition will result in a positive contribution to Sanmina's results of operations. Furthermore,

Sanmina cannot assure you that it will realize value from any acquisition which equals or exceeds the consideration paid. In particular, the successful combination of Sanmina and any businesses Sanmina acquires in the future will require substantial effort from each company, including the integration and coordination of sales and marketing efforts. The diversion of the attention of management and any difficulties encountered in the transition process, including, the interruption of, or a loss of momentum in, the activities of any future acquisition, problems associated with integration of management information and reporting systems, and delays in implementation of consolidation plans, could harm Sanmina's ability to realize the anticipated benefits of any future acquisition. Any failure of Sanmina to realize the anticipated benefits of its acquisitions could harm Sanmina's business and operating results, and could cause the price of its common stock to decline. In addition, future acquisitions may result in dilutive issuances of equity securities, the incurrence of additional debt, large one-time write-offs and the creation of goodwill or other intangible assets that could result in amortization expense. These factors could harm Sanmina's business and operating results and cause the price of Sanmina's common stock to decline.

     In addition, Sanmina has pursued and expects to continue to pursue opportunities to acquire assembly operations being divested by electronics industry OEMs. Sanmina expects that competition for these opportunities among electronics manufacturing services firms will be intense as these transactions typically enable the acquiror to enter into long-term supply arrangements with the divesting OEM. Accordingly, Sanmina's future results of operations could be harmed if it is not successful in attracting a significant portion of the OEM divestiture transactions Sanmina pursues. In addition, due to the large scale and long-term nature of supply arrangements typically entered into in OEM divestiture transactions and because cost reductions are generally a major reason why the OEM is divesting operations, pricing of manufacturing services may be less favorable to the manufacturer than in standard contractual relationships. For example, Sanmina experienced declines in gross margins during fiscal 2000 due to Sanmina's increase in sales to Nortel Networks under Sanmina's supply agreement relating to the operations it acquired. As Sanmina enters into new OEM divestiture transactions, Sanmina may experience further erosion in gross margins.

     Sanmina may experience component shortages, which would cause Sanmina to delay shipments to customers, resulting in potential declines in revenues and operating results. Recently, a number of components purchased by Sanmina and incorporated into assemblies and subassemblies it produces have been the subject of shortages. These components include application-specific integrated circuits, capacitors and connectors. Unanticipated component shortages caused Sanmina to be unable to make certain scheduled shipments to customers during fiscal 2000 and may do so in the future. The inability to make scheduled shipments in the future could cause Sanmina to experience a shortfall in revenues. Sanmina could also experience negative customer goodwill due to the delay in shipment. Component shortages may also increase Sanmina's cost of goods due to premium charges it must pay to purchase components in short supply and due to changes in the mix of assemblies shipped to customers. For example, shortages in certain components negatively affected Sanmina's operating results and contributed to an increase in inventory levels during fiscal 2000. Accordingly, component shortages could harm Sanmina's operating results for a particular fiscal period due to the resulting revenue shortfall or cost increases and could also damage customer relationships over a longer-term period.

     Sanmina is subject to competition and technological change, and its business may be harmed by competitive pressures and failure to adapt to technological changes. The electronic interconnect industry is highly fragmented and characterized by intense competition. Sanmina competes in the technologically advanced segment of the interconnect market, which is also highly competitive but is much less fragmented than the industry as a whole. Sanmina's competitors consist primarily of larger manufacturers of interconnect products, and some of these competitors have greater manufacturing and financial resources than Sanmina, as well as greater surface mount assembly capacity. As a participant in the interconnect industry, Sanmina must continually develop improved manufacturing processes to accommodate its customers' needs for increasingly complex products. During periods of recession in the electronics industry, Sanmina's competitive advantages in the areas of quick turnaround manufacturing and responsive customer service may be of reduced importance to electronics OEMs, who may become more price sensitive. In addition, captive interconnect manufacturers seek orders in the open market to fill excess capacity, thereby increasing price competition.

Sanmina may also be at a competitive disadvantage with respect to price when compared to manufacturers with lower cost structures, particularly those with offshore facilities where labor and other costs are lower.

     Environmental matters are a key consideration in Sanmina's business, and failure to comply with the requirements of environmental laws could harm Sanmina's business. Sanmina is subject to a variety of local, state and federal environmental laws and regulations relating to the storage, use, discharge and disposal of chemicals, solid waste and other hazardous materials used during their manufacturing processes, as well as air quality regulations and restrictions on water use. Proper waste disposal is a major consideration for printed circuit board manufacturers because metals and chemicals are used in the manufacturing process. Maintenance of environmental controls is also important in the electronics assembly process. When violations of environmental laws occur, Sanmina can be held liable for damages and the costs of remedial actions and can also be subject to revocation of permits necessary to conduct its businesses. There can be no assurance that violations of environmental laws will not occur in the future as a result of the inability to obtain permits, human error, equipment failure or other causes. Any permit revocations could require Sanmina to cease or limit production at one or more facilities, which could seriously harm Sanmina's business, financial condition and results of operations. Moreover, the failure to comply with present and future regulations could restrict the combined company's ability to expand facilities or could require it to acquire costly equipment or to incur other significant expenses to comply with environmental regulations.

     Environmental laws could become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with violations. Sanmina operates in several environmentally sensitive locations and is subject to potentially conflicting and changing regulatory agendas of political, business and environmental groups. Changes or restrictions on discharge limits, emissions levels, permitting requirements or processes, or material storage or handling might require a high level of unplanned capital investment and/or relocation. Compliance with new or existing regulations could seriously harm Sanmina's business, financial condition and results of operations.

     Sanmina is subject to environmental contingencies at sites operated by acquired companies and could incur substantial costs for environmental remediation and related activities at these sites. Several facilities owned or occupied by Elexsys at the time of the acquisition, or formerly owned or occupied by Elexsys or companies acquired by Elexsys, had either soil contamination or contamination of groundwater underneath or near the facility including the following: contamination was discovered at Elexsys' Irvine, California facility in 1989 and Elexsys voluntarily installed a groundwater remediation system at the facility in 1994. Additional investigation is being undertaken by other parties in the area at the request of the California Regional Water Quality Control Board. It is unknown whether any additional remediation activities will be required as a result of such investigations or whether any third party claims will be brought against Sanmina alleging that they have been damaged in any way by the existence of the contamination at the Irvine facility. Sanmina has been required by the California Department of Toxic Substances Control to undertake investigation of soil and/or groundwater at certain facilities formerly owned or occupied by a predecessor company to Elexsys in Mountain View, California. Depending upon the results of this soil sampling and groundwater testing, Sanmina could be ordered to undertake soil and/or groundwater cleanup. To date, Sanmina has not been ordered to undertake any soil or groundwater cleanup activities at the Mountain View facilities, and Sanmina does not believe any such activities should be required. Test results received to date are not sufficient to enable Sanmina to determine whether or not such cleanup activities are likely to be mandated.

     Contamination has also been discovered at other current and former Elexsys facilities and has been reported to the relevant regulatory agencies. No remediation or further investigation of such contamination has been required by regulatory agencies. To date, the cost of the various investigations and the cost of operating the remediation system at the Irvine facility have not been material to Sanmina's financial condition. However, in the event Sanmina is required to undertake additional groundwater or soil cleanup, the costs of such cleanup are likely to be substantial. Sanmina is currently unable to estimate the amount of such soil and groundwater cleanup costs because no soil or groundwater cleanup has been ordered and Sanmina cannot determine from available test results what remediation activities, if any, are likely to be required. Sanmina believes, based on the limited information currently available, that the cost of any groundwater or soil clean-up that may be required would not harm Sanmina's business, financial condition and results of operations.

Nevertheless, the process of remediating contaminated soil and groundwater is costly, and if Sanmina is required to undertake substantial remediation activities at one or more of the former Elexsys facilities, there can be no assurance that the costs of such activities would not harm Sanmina's business, financial condition and results of operations.

     In November 1998, Sanmina acquired Altron, which became a wholly owned subsidiary of Sanmina. Altron was advised in 1993 by Olin Corporation ("Olin") that contamination resulting from activities of prior owners of property owned by Olin and located close to the Altron manufacturing plant in Wilmington, Massachusetts, had migrated under the Altron plant. Olin has assumed full responsibility for any remediation activities that may be required and has agreed to indemnify and hold Altron harmless from any and all costs, liabilities, fines, penalties, charges and expenses arising from and relating to any action or requirement, whether imposed by statute, ordinance, rule, regulation, order, decree or by general principles of law to remediate, clean up or abate contamination emanating from the Olin site. Although Sanmina believes that Olin's assumption of responsibility will result in no remediation cost to Altron from the contamination, there can be no assurance that Altron will not be subject to some costs regarding this matter, but Sanmina does not anticipate that such costs, if any, will be material to its financial condition or results of operations.

     Sanmina has been named as a potentially responsible party at several contaminated disposal sites as a result of the past disposal of hazardous waste by companies acquired by Sanmina or their corporate predecessors. While liabilities for such historic disposal activities have not been material to Sanmina's financial condition to date, there can be no guarantee that past disposal activities will not result in material liability to Sanmina in the future.

     Hadco, a wholly owned subsidiary of Sanmina is subject to environmental contingencies at sites currently or formerly operated by it and could incur substantial costs for environmental remediation and related activities at these sites. Hadco is aware of certain chemicals that exist in the ground at certain of its facilities. Hadco has notified various governmental agencies and continues to work with them to monitor and resolve these matters. During March 1995, Hadco received a Record Of Decision (ROD) from the New York State Department of Environmental Conservation (NYSDEC), regarding soil and groundwater contamination at its Owego, New York facility. Based on a Remedial Investigation and Feasibility Study (RIFS) for apparent on-site contamination at that facility and a Focused Feasibility Study (FFS), each prepared by environmental consultants of Hadco, the NYSDEC has approved a remediation program of groundwater withdrawal and treatment and iterative soil flushing. Hadco has executed a Modification of the Order on Consent to implement the approved ROD. Capital equipment for this remediation has already been acquired by Hadco, and future operation and maintenance costs, which will be incurred and expended over the estimated life of the program of the next 28 years, are estimated at between $40,000 and $100,000 per year. In the summer of 1998, NYSDEC took additional samples from a wetland area near Hadco's Owego facility. Analytical reports of earlier sediment samples indicated the presence of certain inorganics. The new samples showed elevated levels of certain metals, but NYSDEC has not made a determination as to the potential source of such metals, the remedial action to be taken, or the persons to undertake and/or pay for any remediation. There can be no assurance that Hadco and/or other third parties will not be required to conduct additional investigations and remediation at that location, the costs of which are currently indeterminable.

     Hadco has commenced the operation of a groundwater extraction system at its Derry, New Hampshire facility to address certain groundwater contamination and migration control issues. It is not possible to make a reliable estimate of the length of time remedial activity will have to be performed. However, it is anticipated that the groundwater extraction system will be operated for at least 30 years. There can be no assurance that Hadco will not be required to conduct additional investigations and remediation relating to the Derry facility. The total costs of such groundwater extraction system and of conducting any additional investigations and remediation relating to the Derry facility are not fully determinable.

     From 1974 to 1980, Hadco operated a printed circuit manufacturing facility in Florida as a lessee. In June 1999, Hadco, Gould Electronics, Inc. ("Gould") and the Florida Department of Environmental Protection ("FDEP") entered into a Settlement Agreement which provides that Hadco and Gould will undertake remedial action based on a Supplemental Contamination Assessment Report and a later Feasibility Study, which has been prepared by a consultant to Hadco and Gould and approved by the FDEP. The remedial capital costs are estimated to be $1.4 million. In addition, ongoing monitoring and operation and maintenance costs are estimated to be $1.4 million, which includes operation of the remediation system for 8 years and monitoring for 30 years. Actual remedial activities have not yet commenced.

     In March 1993, the EPA notified Hadco Santa Clara of its potential liability for maintenance and remediation costs in connection with a hazardous waste disposal facility operated by Casmalia Resources, a California Limited Partnership, in Santa Barbara County, California.

     In June 1997, the United States District Court in Los Angeles, California approved and entered a Consent Decree among the EPA and 49 entities (including Hadco Santa Clara) acting through the Casmalia Steering Committee (CSC). The Consent Decree sets forth the terms and conditions under which the CSC will carry out work aimed at final closure of the site. Certain closure activities will be performed by the CSC. Under the Consent Decree, the settling parties will work with the EPA to pursue the non-settling parties to ensure they participate in contributing to the closure and long-term operation and maintenance of the facility.

     Sanmina has been notified by the City of Santa Clara, California ("City") of a number of alleged wastewater discharge and other violations of environmental laws by one of Sanmina's plants. The City claims that the "cost recovery to date now exceeds $400,000." The notice from the City sets forth that the penalties for the alleged violations could exceed $1.6 million. Sanmina has been cooperating with the City to review the plant's operations to determine if violations have occurred and to address concerns of the City with respect to plant operations. The City has notified Sanmina that it could file a civil action to address the violations, but no civil suit has been filed to date.

     In March 2001, Sanmina acquired approximately 94% of the outstanding shares and convertible debentures of Segerstrom. It is possible that previous operations have contaminated soil and/or groundwater at Segerstrom facilities. At the current time, we believe that the estimated environmental liabilities associated with the Segerstrom facilities are approximately $4.4 million. We believe, based on the limited information currently available, that the cost of any groundwater or soil clean-up that may be required would not harm our business, financial condition and results of operations. Nevertheless, the process of remediating contaminated soil and groundwater is costly, and if we are required to undertake substantial remediation activities at one or more of the former Segerstrom facilities, there can be no assurance that the costs of such activities would not harm our business, financial condition and results of operations.

     Failure to manage Sanmina's growth may seriously harm its business. Sanmina's business has grown in recent years through both internal expansion and acquisitions, and continued growth may cause a significant strain on Sanmina's infrastructure and internal systems. To manage its growth effectively, Sanmina must continue to improve and expand its management information systems. Sanmina will face additional growth management challenges, particularly as a result of its recent acquisitions in Europe and Brazil. Future acquisitions, both in the United States and internationally, could place additional strains on Sanmina's management infrastructure. If Sanmina is unable to manage growth effectively, its results of operations could be harmed.

     Sanmina's existing international operations and plans to expand international operations involve additional risks, and failure to effectively expand internationally could harm Sanmina's operating results. Sanmina opened its first overseas facility, located in Dublin, Ireland, in June 1997. During June 2000 and July 2000, Sanmina acquired operations in Ireland, Sweden, Finland, Malaysia and China. In October 2000, Sanmina acquired a 49.9% ownership interest in INBOARD, a wholly owned subsidiary of Siemens AG, located in Germany. By virtue of the Segerstrom acquisition, Sanmina acquired operations in Sweden, Finland, Brazil, Hungary, and Scotland. A number of risks are inherent in international operations and transactions. International sales and operations may be limited or disrupted by the imposition of government controls, export license requirements, political and economic instability, trade restrictions, changes in tariffs, labor unrest and difficulties in staffing, coordinating communications among and managing international operations. Additionally, Sanmina's business and operating results may be harmed by fluctuations in international currency exchange rates as well as increases in duty rates, difficulties in obtaining export licenses, misappropriation of intellectual property, constraints on Sanmina's ability to maintain or increase prices, and competition.

Sanmina cannot assure you that it will realize the anticipated strategic benefits of its international expansion or that international operations will contribute positively to Sanmina's business and operating results. In addition, to respond to competitive pressures and customer requirements, Sanmina plans to further expand internationally in lower cost locations, particularly additional locations in Asia and Latin America. As a result of this proposed expansion, Sanmina could encounter difficulties in scaling up production at overseas facilities or in coordinating Sanmina's United States and international operations. In addition, Sanmina may not realize anticipated revenue growth at new international operations. Sanmina may elect to establish start-up operations rather than acquiring existing businesses, which would require Sanmina to recruit management and other personnel and build a customer base at a completely new operation. Accordingly, unanticipated problems Sanmina encounters in establishing new international operations could harm its business and operating results and cause its stock price to decline.

     Sanmina's business may be harmed by the California electrical power crisis. A significant portion of Sanmina's customer base and operations are located in the State of California, which is in the midst of an energy crisis that could disrupt our operations and increase our expenses. In the event of an acute power shortage, that is, when power reserves for the State of California fall below 1.5%, California has on some occasions implemented, and may in the future continue to implement, rolling blackouts throughout California. If blackouts interrupt our power supply, we could be temporarily unable to continue operations at certain of our California facilities. In addition, concerns exist that the California energy crisis could lead to worsening of economic conditions in California which could affect our customers in California. Power shortages in California have also caused the wholesale price of electricity to increase, which will likely cause our operating expenses for our California facilities to increase. Accordingly, the California energy situation could adversely affect our business and results of operations.

     Sanmina is subject to risks related to intellectual property rights held by third parties. Sanmina is subject to risks related to intellectual property rights held by third parties. In certain cases, Sanmina may find it necessary or desirable to license or otherwise acquire rights to intellectual property rights held by others. In July 2000, Sanmina settled one such dispute through a licensing arrangement with the Lemelson Foundation. Other such disputes, which could involve Sanmina in litigation or in administrative proceedings before the United States Patent and Trademark Office or patent authorities in foreign countries, could arise in the future. These proceedings could be costly to conduct and could also result in the diversion of management time and attention. In addition, adverse determinations in any proceedings of this nature could require Sanmina to pay monetary damages and could also result in the loss of intellectual property rights. In the event Sanmina were able to settle disputes through licensing or similar arrangements, the costs of these licenses could be substantial. Accordingly, future disputes regarding intellectual property rights could harm Sanmina's business, financial condition and results of operations.

     The trading price of Sanmina's securities, including common stock and convertible subordinated debentures, may be volatile, and the value of your investment could decline. The trading price of Sanmina's common stock has been and could in the future be subject to significant fluctuations in response to variations in quarterly operating results, developments in the electronics industry, changes in general economic conditions and economic conditions in the electronics industry and the communications sector in particular, changes in securities analysts' recommendations regarding Sanmina's securities and other factors. In addition, the stock market in recent years has experienced significant price and volume fluctuations which have affected the market prices of technology companies and which have been unrelated to or disproportionately impacted by the operating performance of these companies. These broad market fluctuations may cause the market price of our common stock to decline, which could diminish the value of your investment.

     In addition, Sanmina has outstanding several classes of convertible subordinated notes. Although these notes are not traded on a national securities exchange or market, inter-institutional trading markets do exist for these securities. The market price of these securities is likely to be affected by the same factors that will affect the market price for Sanmina's common stock.

     Sanmina depends on certain key personnel, and the loss of key personnel may harm Sanmina's business. Sanmina's future success depends in large part on the continued service of its key technical and management personnel and on its ability to continue to attract and retain qualified employees, particularly those highly skilled design, process and test engineers involved in the manufacture of existing products and the development of new products and processes. The competition for such personnel is intense, and the loss of key employees, none of whom is subject to an employment agreement for a specified term or a post-employment non-competition agreement, could harm Sanmina's business.

                              SANMINA CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                         AS OF
                                                              ---------------------------
                                                              SEPTEMBER 30,    OCTOBER 2,
                                                                  2000            1999
                                                              -------------    ----------
ASSETS:
Current assets:
  Cash and cash equivalents.................................   $  998,242      $  149,281
  Short-term investments....................................      265,308         318,457
  Accounts receivable, net of allowance for doubtful
     accounts of $27,832 and $10,940........................      714,509         377,339
  Inventories, net..........................................      608,434         322,425
  Deferred income taxes.....................................       87,187          37,069
  Prepaid expenses and other................................       30,077          25,805
                                                               ----------      ----------
     Total current assets...................................    2,703,757       1,230,376
                                                               ----------      ----------
Property, plant and equipment, net..........................      700,718         590,702
Goodwill and intangibles, net...............................      347,018         230,835
Long-term investments.......................................       55,917          53,103
Deposits and other..........................................       28,190          19,793
                                                               ----------      ----------
     Total assets...........................................   $3,835,600      $2,124,809
                                                               ==========      ==========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Current portion of long-term debt.........................   $   16,941      $    9,173
  Accounts payable..........................................      541,268         311,475
  Accrued liabilities.......................................      130,062          61,402
  Accrued payroll and related benefits......................       54,043          73,017
  Income taxes payable......................................       47,826          10,432
                                                               ----------      ----------
     Total current liabilities..............................      790,140         465,499
                                                               ----------      ----------
Long-term liabilities:
  Long-term debt, net of current portion....................    1,200,764         696,386
  Deferred income tax liability.............................       62,011          59,635
  Other.....................................................       23,892          16,834
                                                               ----------      ----------
     Total long-term liabilities............................    1,286,667         772,855
                                                               ----------      ----------
Commitments and contingencies (Note 7)
Stockholders' equity:
  Preferred stock, $.01 par value, authorized 5,000 shares,
     none outstanding.......................................           --              --
  Common stock, $.01 par value, authorized 1,000,000 shares,
     outstanding 316,581 and 288,443 shares.................        3,166           2,889
  Additional paid-in capital................................    1,168,938         494,537
  Accumulated other comprehensive (loss)....................       (9,503)         (3,334)
  Retained earnings.........................................      596,192         392,363
                                                               ----------      ----------
          Total stockholders' equity........................    1,758,793         886,455
                                                               ----------      ----------
          Total liabilities and stockholders' equity........   $3,835,600      $2,124,809
                                                               ==========      ==========

                             See accompanying notes

                              SANMINA CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                        YEAR ENDED
                                                       --------------------------------------------
                                                       SEPTEMBER 30,    OCTOBER 2,    SEPTEMBER 30,
                                                           2000            1999           1998
                                                       -------------    ----------    -------------
Net sales............................................   $4,239,102      $2,620,623     $2,171,427
Cost of sales........................................    3,562,430       2,186,120      1,809,107
                                                        ----------      ----------     ----------
  Gross profit.......................................      676,672         434,503        362,320
                                                        ----------      ----------     ----------
Operating expenses:
  Selling, general and administrative................      235,720         174,149        155,181
  Amortization of goodwill and intangibles...........       23,545          16,476         13,974
  Write-off of acquired in-process research and
     development.....................................           --              --         63,050
  Write down of long-lived assets....................        8,750          11,400          2,516
  Plant closing, relocation, merger and restructuring
     costs...........................................       47,201          35,444          8,481
                                                        ----------      ----------     ----------
     Total operating expenses........................      315,216         237,469        243,202
                                                        ----------      ----------     ----------
Operating income.....................................      361,456         197,034        119,118
  Interest income....................................       42,693          16,576          8,024
  Interest expense net...............................      (46,796)        (43,064)       (33,370)
  Other income (expense).............................          616          (1,179)         2,376
                                                        ----------      ----------     ----------
Other income (expense), net..........................       (3,487)        (27,667)       (22,970)
                                                        ----------      ----------     ----------
Income before provision for income taxes.............      357,969         169,367         96,148
Provision for income taxes...........................      142,916          64,651         56,963
                                                        ----------      ----------     ----------
Income before extraordinary charge...................      215,053         104,716         39,185
Extraordinary charge, net of tax benefit of $3,039,
  $-- and $--........................................        4,959              --             --
                                                        ----------      ----------     ----------
Net income...........................................   $  210,094      $  104,716     $   39,185
                                                        ==========      ==========     ==========
Earnings per share: Basic
  Net income before extraordinary charge.............   $     0.71      $     0.37     $     0.15
  Extraordinary charge...............................        (0.02)             --             --
                                                        ----------      ----------     ----------
  Net income.........................................   $     0.69      $     0.37     $     0.15
                                                        ==========      ==========     ==========
Earnings per share: Diluted
  Net income before extraordinary charge.............   $     0.67      $     0.35     $     0.14
  Extraordinary charge...............................        (0.02)             --             --
                                                        ----------      ----------     ----------
  Net income.........................................   $     0.65      $     0.35     $     0.14
                                                        ==========      ==========     ==========
Shares used in computing per share amounts:
  Basic..............................................      304,824         284,958        253,184
  Diluted............................................      337,350         300,328        286,368

                             See accompanying notes

                              SANMINA CORPORATION

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                 (IN THOUSANDS)

                                                                          YEAR ENDED
                                                         --------------------------------------------
                                                         SEPTEMBER 30,    OCTOBER 2,    SEPTEMBER 30,
                                                             2000            1999           1998
                                                         -------------    ----------    -------------
Net income.............................................    $210,094        $104,716        $39,185
Other comprehensive income (loss), net of tax:
  Unrealized holding gain (loss) on investments........         702            (638)           145
  Foreign currency translation adjustment..............      (6,871)         (3,278)           815
                                                           --------        --------        -------
Comprehensive income...................................    $203,925        $100,800        $40,145
                                                           ========        ========        =======

                             See accompanying notes

                              SANMINA CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                     COMMON STOCK AND
                                                        ADDITIONAL
                                                     PAID-IN-CAPITAL        ACCUMULATED
                                                  ----------------------       OTHER
                                                   NUMBER                  COMPREHENSIVE   RETAINED
                                                  OF SHARES     AMOUNT     INCOME (LOSS)   EARNINGS     TOTAL
                                                  ---------   ----------   -------------   --------   ----------
BALANCE AT SEPTEMBER 30, 1997...................   246,931    $  322,831      $  (378)     $259,482   $  581,935
Exercise of common stock options................     4,826         7,893           --            --        7,893
Issuance of common stock under employee stock
  purchase plan.................................       348         4,726           --            --        4,726
Director and executive officer stock grants.....       898         5,224           --            --        5,224
Conversion of subordinated debt.................    24,476        86,250           --            --       86,250
Adjustment to conform year end of pooled
  entity........................................        --            --           --        (3,169)      (3,169)
Dividends paid..................................        --            --           --        (1,758)      (1,758)
Cumulative translation adjustment...............        --            --          815            --          815
Unrealized holding gain on investments..........        --            --          145          (612)        (467)
Income tax benefit of disqualified
  dispositions..................................        --         9,895           --            --        9,895
Distributions by Manu-Tronics...................        --            --           --        (3,645)      (3,645)
Net income......................................        --            --           --        39,185       39,185
                                                   -------    ----------      -------      --------   ----------
BALANCE AT SEPTEMBER 30, 1998...................   277,479       436,819          582       289,483      726,884
Exercise of common stock options................     5,672        27,050           --            --       27,050
Issuance of common stock under employee stock
  purchase plan.................................     1,558        12,037           --            --       12,037
Director and executive officer stock grants.....        34           401           --            --          401
Conversion of subordinated debt.................        28           398           --            --          398
Issuance of common stock for businesses
  acquired......................................     3,672         3,763           --           832        4,595
Dividends paid..................................        --            --           --        (1,025)      (1,025)
Cumulative translation adjustment...............        --            --       (3,278)           --       (3,278)
Unrealized holding loss on investments..........        --            --         (638)           --         (638)
Income tax benefit of disqualified
  dispositions..................................        --        16,958           --            --       16,958
Other...........................................        --            --           --          (108)        (108)
Distributions by Manu-Tronics...................        --            --           --        (1,535)      (1,535)
Net income......................................        --            --           --       104,716      104,716
                                                   -------    ----------      -------      --------   ----------
BALANCE AT OCTOBER 2, 1999......................   288,443       497,426       (3,334)      392,363      886,455
Exercise of common stock options................     5,970        42,676           --            --       42,676
Issuance of common stock under employee stock
  purchase plan.................................     2,860        33,934           --            --       33,934
Director and executive officer stock grants.....        62         1,331           --            --        1,331
Conversion of subordinated debt.................       146         2,373           --            --        2,373
Cumulative translation adjustment...............        --            --       (6,871)           --       (6,871)
Unrealized holding gain on investments..........        --            --          702            --          702
Income tax benefit of disqualified
  dispositions..................................        --        54,186           --            --       54,186
Adjustment to conform year end of pooled
  entity........................................        --            --           --        (6,265)      (6,265)
Sale of common stock............................    19,100       540,178           --            --      540,178
Net income......................................        --            --           --       210,094      210,094
                                                   -------    ----------      -------      --------   ----------
BALANCE AT SEPTEMBER 30, 2000...................   316,581    $1,172,104      $(9,503)     $596,192   $1,758,793
                                                   =======    ==========      =======      ========   ==========

                             See accompanying notes

                              SANMINA CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                               YEAR ENDED
                                                              --------------------------------------------
                                                              SEPTEMBER 30,    OCTOBER 2,    SEPTEMBER 30,
                                                                  2000            1999           1998
                                                              -------------    ----------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................   $  210,094      $ 104,716       $  39,185
  Adjustments to reconcile net income to cash provided by
    operating activities:
    Adjustment to conform year end of pooled entities.......       (6,265)            --          (3,169)
    Depreciation, amortization, and other...................      165,220        130,267         111,208
    Plant closing, relocation, merger and restructuring
      charges...............................................       47,201         36,776           2,178
    Provision for doubtful accounts.........................       15,974          3,017           1,478
    Deferred income taxes...................................      (47,788)        (7,903)          2,481
    Tax benefit from exercise of stock options..............       54,186         16,958           9,895
    (Gain) loss on disposal of fixed assets.................          (63)           (90)          1,008
    Write-off of acquired in-process research and
      development...........................................           --             --          63,050
    Writedown of long-lived assets..........................        8,750         11,400           2,516
  Changes in operating assets and liabilities, net of
    acquisitions:
    Accounts receivable.....................................     (341,637)       (74,682)        (47,093)
    Inventories.............................................     (236,187)       (91,012)        (36,267)
    Prepaid expenses, deposits and other....................      (19,589)        17,615           1,548
    Accounts payable and accrued liabilities................      201,697        116,437          26,289
    Income tax accounts.....................................       37,583          4,100         (13,274)
                                                               ----------      ---------       ---------
CASH PROVIDED BY OPERATING ACTIVITIES.......................       89,176        267,599         161,033
                                                               ----------      ---------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of short-term investments.......................     (313,523)      (418,396)       (101,169)
  Proceeds from maturity of short-term investments..........      366,672        194,192         106,591
  Purchases of long-term investments........................       (2,861)       (53,052)            (48)
  Purchase of property, plant and equipment.................     (205,596)      (139,765)       (164,857)
  Cash paid for businesses acquired, net....................     (202,664)       (75,108)       (202,479)
  Proceeds from sale of assets..............................           --            309           2,592
                                                               ----------      ---------       ---------
CASH USED FOR INVESTING ACTIVITIES..........................     (357,972)      (491,820)       (359,370)
                                                               ----------      ---------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on line of credit................................     (140,000)            --          (7,498)
  Proceeds (payments) from notes and credit facilities,
    net.....................................................       68,679        (77,844)        200,865
  Issuance (repurchase) of convertible notes, net of
    issuance costs..........................................      734,882        340,742          (5,681)
  Payments of long-term liabilities, net....................     (164,968)       (26,601)           (708)
  Borrowings (payments) of long-term debt...................         (301)            --          16,916
  Dividends paid............................................           --         (1,025)         (1,801)
  Proceeds from sale of common stock, net of issuance
    costs...................................................      623,798         39,488          17,843
                                                               ----------      ---------       ---------
CASH PROVIDED BY FINANCING ACTIVITIES.......................    1,122,090        274,760         219,936
                                                               ----------      ---------       ---------
  Effect of exchange rate changes...........................       (4,333)        (1,958)          2,251
                                                               ----------      ---------       ---------
Increase in cash and cash equivalents.......................      848,961         48,581          23,850
Cash and cash equivalents at beginning of year..............      149,281        100,700          76,850
                                                               ----------      ---------       ---------
Cash and cash equivalents at end of year....................   $  998,242      $ 149,281       $ 100,700
                                                               ==========      =========       =========
Supplemental disclosure of cash flow information:
  Cash paid during the year:
    Interest................................................   $   46,220      $  33,068       $  20,552
                                                               ==========      =========       =========
    Income taxes, net.......................................   $   95,286      $  58,466       $  55,307
                                                               ==========      =========       =========
Non-cash financing information:
  Conversion of subordinated notes to equity................   $    2,373      $     398       $  86,250
                                                               ==========      =========       =========

                             See accompanying notes

                              SANMINA CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  ORGANIZATION OF SANMINA

     Sanmina Corporation ("Sanmina") was incorporated in Delaware in 1989 to acquire its predecessor company which had been in the printed circuit board and backplane business since 1980. Sanmina is a leading independent provider of customized integrated electronics manufacturing services ("EMS"), including turnkey electronic assembly and manufacturing management services to original equipment manufacturers in the electronics industry. Sanmina's services consist primarily of the manufacture of complex printed circuit board assemblies using surface mount and pin-through hole interconnection technologies, the manufacture of custom-designed backplane assemblies, fabrication of complex multi-layered printed circuit boards, metal stamping and plating, electronic enclosure systems, subsystem assembly, testing and assembly of completed systems and direct order fulfillment. In addition to assembly, turnkey manufacturing management also involves procurement and materials management, as well as consultation on printed circuit board design and manufacturing. Sanmina also manufactures custom cable and wire harness assemblies. Sanmina has 66 facilities and 11 global technology solution centers, located both domestically and internationally. Sanmina has electronics assembly, printed circuit fabrication, enclosure manufacturing, cable manufacturing and global technology solution centers domestically in Alabama, Arizona, California, Colorado, Massachusetts, New Hampshire, New York, North Carolina, Texas, Utah and Wisconsin and internationally in Canada, China, Finland, France, Ireland, Malaysia, Mexico and Sweden. In addition to the above facilities, Sanmina has a 49.9% ownership interest in INBOARD, the remainder of which is owned by Siemens AG. INBOARD is a manufacturer of complex printed circuit boards and is located in Germany.

     On March 1, 2001, Sanmina acquired AB Segerstrom and Svensson ("Segerstrom"), a global supplier of integrated enclosure systems headquartered in Sweden. As a result of this acquisition, Sanmina added 10 manufacturing facilities in Sweden, Finland, Brazil, Hungary, Scotland, and the United States. The transaction was structured as a stock for stock exchange and was accounted for as a pooling of interests. Under the terms of the agreement, each Segerstrom common share and convertible debenture was converted into approximately 0.4519 shares of Sanmina common stock. Sanmina acquired approximately 94% of the outstanding shares of Segerstrom pursuant to its offer to acquire Segerstrom. Sanmina has commenced a compulsory acquisition process for the remaining shares in accordance with Swedish law and business practice. Approximately 12.2 million shares of common stock will be issued to acquire Segerstrom, reflecting both the acquired Segerstrom shares and those acquired from the compulsory acquisition process.

     As a result of the acquisition of Segerstrom, Sanmina's historical financial statements have been restated retroactively to include the financial results of Segerstrom. Segerstrom's results of operations for the years ended December 31, 2000, 1999 and 1998 have been combined with Sanmina's results of operations for the years ended September 30, 2000, October 2, 1999 and September 30, 1998. In addition, Segerstrom's balance sheets as of December 31, 2000 and 1999 have been combined with Sanmina's balance sheets as of September 30, 2000 and October 2, 1999. The fiscal year for Segerstrom changed to coincide with Sanmina's beginning in fiscal 2001. The restated financial information includes certain adjustments to eliminate the net sales between the combining companies and certain reclassifications to conform to Sanmina's financial statement presentation. No adjustments were necessary to conform the accounting policies of the combining companies.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Fiscal Year -- Effective October 1, 1998, Sanmina changed its fiscal year end from September 30 to a 52 or 53-week year ending on the Saturday nearest September 30. Accordingly, the 1999 fiscal year, which was a 53 week year, ended on October 2, whereas the previous and current year ended on September 30. All general references to years relate to fiscal years unless otherwise noted.

     Principles of Consolidation -- The consolidated financial statements include the accounts of Sanmina and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated.

                              SANMINA CORPORATION

     Foreign Currency Translation -- For foreign subsidiaries using the local currency as their functional currency, assets and liabilities are translated at exchange rates in effect at the balance sheet date and income and expenses are translated at average exchange rates. The effects of these translation adjustments are reported in accumulated other comprehensive income (loss). Exchange gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved and remeasurement adjustments for foreign operations where the U.S. dollar is the functional currency are included in other income (expense) net in the accompanying consolidated statements of operations.

     Management Estimates and Uncertainties -- The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates made in preparing the consolidated financial statements include depreciation and amortization periods, the allowance for doubtful accounts, and reserves for inventory and environmental matters. Actual results could materially differ from these estimates.

     Financial Instruments and Concentration of Credit Risk -- Financial instruments consist of cash equivalents, short-term investments, accounts receivable, accounts payable and long-term debt obligations. The fair value of these financial instruments approximates their carrying amount except for the 9 1/2% Senior Subordinated Notes due 2008 ("the 9 1/2% Notes"), respectively at September 30, 2000. The fair market value of the 9 1/2% Notes was $12.3 million with a carrying amount of $12.1 million at September 30, 2000. Although the fair market value of the 9 1/2% Notes is less than the carrying amount, settlement at the reported fair value was not possible due to redemption premiums (Note 4).

     As of September 30, 2000, Sanmina had no significant off balance sheet concentrations of credit risk such as foreign currency exchange contracts or other hedging arrangements. Financial instruments that subject Sanmina to credit risk consist of cash and cash equivalents, short-term investments and trade accounts receivable. Sanmina maintains the majority of its cash, cash equivalents and short-term investment balances with financial institutions. Sanmina has not experienced any significant losses on these investments to date. The most significant credit risk is the ultimate realization of its accounts receivable. This risk is mitigated by (i) sales to well established companies,
(ii) ongoing credit evaluation of its customers, and (iii) frequent contact with its customers, especially its most significant customers, thus enabling Sanmina to monitor current changes in business operations and to respond accordingly. Sanmina considers these concentration of credit risks in establishing its allowance for doubtful accounts and management believes these allowances are adequate.

     Cash Equivalents -- Sanmina considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     Short Term Investments -- Sanmina's investments are classified as available for sale and are recorded at their fair value, as determined by quoted market prices, with any unrealized holding gains or losses classified as a separate component of stockholders' equity. Upon sale of the investments, any previously unrealized holding gains or losses are recognized in results of operations. The specific identification method is used to determine the cost of securities sold. Realized gains and losses have not been material to date. As of September 30, 2000, the difference between the aggregate fair value and cost basis was a net unrealized gain of $269,000. Sanmina has the intent and ability to liquidate the investments prior to the maturity period and, as

                              SANMINA CORPORATION
such, has classified its investments as short-term investments. The value of Sanmina's investments by major security type is as follows:

                                                     AS OF SEPTEMBER 30, 2000
                                       ----------------------------------------------------
                                       AMORTIZED     AGGREGATE     UNREALIZED    UNREALIZED
                                          COST       FAIR VALUE       GAIN          LOSS
                                       ----------    ----------    ----------    ----------
                                                          (IN THOUSANDS)
U.S. government and agency
  securities.........................  $   59,798    $   59,867       $ 83         $ (14)
State and municipal securities.......      95,309        95,304         63           (68)
U.S. corporate and bank debt.........     972,046       972,251        292           (87)
                                       ----------    ----------       ----         -----
                                       $1,127,153    $1,127,422       $438         $(169)
                                       ==========    ==========       ====         =====

                                                         AS OF OCTOBER 2, 1999
                                          ---------------------------------------------------
                                          AMORTIZED    AGGREGATE     UNREALIZED    UNREALIZED
                                            COST       FAIR VALUE       GAIN          LOSS
                                          ---------    ----------    ----------    ----------
                                                            (IN THOUSANDS)
U.S. government and agency securities...  $149,169      $148,951        $ 2          $(220)
State and municipal securities..........    68,510        68,462          4            (52)
U.S. corporate and bank debt............   160,767       160,602         34           (199)
                                          --------      --------        ---          -----
                                          $378,446      $378,015        $40          $(471)
                                          ========      ========        ===          =====

     Approximately $862.1 million and $59.6 million of the total investments in debt securities as of September 30, 2000 and October 2, 1999 respectively, are included in cash and cash equivalents; the remaining balance is classified as short-term investments. As of September 30, 2000, securities with a fair value of $943.4 million mature within one year and $184.0 million mature beyond one year.

     Inventories -- Inventories are stated at the lower of cost (first-in, first-out method) or market. Cost includes labor, material and manufacturing overhead. Provisions when required are made to reduce excess inventories to their estimated net realizable values. It is possible that estimates of net realizable values can change in the near term. The components of inventories, net of provisions, are as follows:

                                                                         AS OF
                                                              ---------------------------
                                                              SEPTEMBER 30,    OCTOBER 2,
                                                                  2000            1999
                                                              -------------    ----------
                                                                    (IN THOUSANDS)
Raw materials...............................................    $371,384        $187,653
Work-in-process.............................................     148,404          87,600
Finished goods..............................................      88,646          47,172
                                                                --------        --------
                                                                $608,434        $322,425
                                                                ========        ========

     Property, Plant and Equipment, net -- Property, plant, and equipment are stated at cost or, in the case of property and equipment acquired through business combinations accounted for as a purchase, at fair value based upon the allocated purchase price at the acquisition date. Depreciation and amortization are provided on a straight-line basis over three to ten years, (ten to forty years for buildings, five years for machinery and

                              SANMINA CORPORATION
equipment and five years for furniture and fixtures) or in the case of leasehold improvements, over the remaining term of the related lease, if shorter. Property, plant and equipment consists of the following:

                                                                        AS OF
                                                             ---------------------------
                                                             SEPTEMBER 30,    OCTOBER 2,
                                                                 2000            1999
                                                             -------------    ----------
                                                                   (IN THOUSANDS)
Machinery and equipment....................................   $1,042,693      $  874,170
Furniture and fixtures.....................................       25,483          54,314
Leasehold improvements.....................................      191,416          93,331
Land and buildings.........................................      104,819         159,613
                                                              ----------      ----------
                                                               1,364,411       1,181,428
Less: Accumulated depreciation and amortization............     (786,694)       (627,485)
                                                              ----------      ----------
                                                                 577,717         553,943
Construction in progress...................................      123,001          36,759
                                                              ----------      ----------
Net Property, Plant and Equipment..........................   $  700,718      $  590,702
                                                              ==========      ==========

     Impairment of Long-Lived Assets -- Sanmina assesses the realizability of long-lived and intangible assets in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Under SFAS No. 121, Sanmina is required to assess the valuation of its long-lived assets, including intangible assets, based on the estimated cash flows to be generated by such assets. The realizability of intangible assets, including goodwill, is evaluated periodically as events or circumstances indicate a possible inability to recover the net carrying amount. Such evaluation is based on various analyses, including cash flow and profitability projections that incorporate, as applicable, the impact of recent business combinations. The analyses involve a significant level of management judgment in order to evaluate the ability of Sanmina to perform within projections.

     During fiscal year end September 30, 2000, an evaluation under SFAS No. 121 indicated that the fair value of certain intangible assets related to Hadco Corporation ("Hadco") were less than their carrying value. Accordingly, Sanmina recorded an adjustment to write down $8.8 million of intangible assets. The fair value of the intangible assets at the time of the original acquisition by Hadco was based on expected future cash flows to be generated from the assets based on reasonable and supportable assumptions. The existing customer relationships, and in-place workforce, valued at the time of the original acquisition, could not be supported at their current carrying values at the time of the merger in June 2000. As a result, based on future expected cash flows from the related customer base, and from experienced and expected work force attrition, Sanmina has recorded an adjustment to the carrying value of these intangible assets in the amounts of $7.5 million and $1.3 million, respectively, in the third quarter of fiscal 2000.

     During fiscal year ended October 2, 1999, an evaluation under SFAS No. 121 indicated that the fair value of certain intangible assets related to the Pragmatech, Inc. ("Pragmatech") acquisition were less than their carrying value. Accordingly, Sanmina recorded an adjustment to write down the remaining $11.4 million of unamortized goodwill arising from the acquisition. The fair value of Pragmatech at the acquisition date was based on the estimated future cash flows to be generated from the assets based on reasonable and supportable assumptions. Financial projections prepared at the time of the acquisition of Pragmatech reflected Sanmina's belief that Sanmina would continue to provide electronics manufacturing services to existing Pragmatech customers and would grow the Pragmatech business at Pragmatech's existing facilities. However, the existing Pragmatech customer relationships could not be restructured to conform to Sanmina's pricing and revenue models, and as a result, the relationships with the former Pragmatech customers have terminated. In addition, Sanmina closed several of the former Pragmatech facilities in fiscal 1998. As a result of these operational factors, Sanmina's analysis of projected revenues, results of operations, and cash flows attributable to the few

                              SANMINA CORPORATION
remaining Pragmatech customers did not support the carrying value of Pragmatech assets, including the unamortized goodwill.

     Goodwill and Intangibles -- Costs in excess of tangible assets acquired and liabilities assumed are recorded as goodwill and intangibles. Goodwill and intangibles are amortized on a straight-line basis over the estimated useful lives of five to thirty years. Intangibles relate to goodwill, customer lists, developed technology, workforce, trademarks and other intangibles arising from Sanmina's acquisitions accounted for as a purchase.

     Goodwill and intangibles are as follows:

                                                                         AS OF
                                                              ---------------------------
                                                              SEPTEMBER 30,    OCTOBER 2,
                                                                  2000            1999
                                                              -------------    ----------
                                                                    (IN THOUSANDS)
Goodwill....................................................    $305,548        $158,745
Intangibles.................................................     103,398         111,690
                                                                --------        --------
                                                                 408,946         270,435
Less: Accumulated amortization..............................     (61,928)        (39,600)
                                                                --------        --------
Net Goodwill and Intangibles................................    $347,018        $230,835
                                                                ========        ========

     Revenue Recognition -- Sanmina recognizes revenue from manufacturing services at the time of product shipment. Where appropriate, provisions are made at that time for estimated warranty and return costs.

     Comprehensive Income (loss) -- Comprehensive income for Sanmina consists of net income plus the effect of unrealized holding gains or losses on investments classified as available-for-sale and foreign currency translation adjustments. As of September 30, 2000, the cumulative unrealized holding gain on investments and cumulative foreign currency translation adjustments was $269,000 and $(9.8) million, respectively. As of October 2, 1999, the cumulative unrealized holding loss on investments and cumulative foreign currency translation adjustment was $431,000 and $(2.9) million, respectively.

     Stock-Based Compensation -- Sanmina has adopted the disclosure provisions of SFAS 123, "Accounting for Stock Based Compensation." In accordance with the provisions of SFAS 123, Sanmina applies Accounting Principles Board ("APB") Opinion 25 and related interpretations in accounting for its employee stock option plans. See Note 11 for a summary of the pro forma effects on reported net income and earnings per share for fiscal years 2000, 1999 and 1998 based on the fair value of options and shares granted as prescribed by SFAS 123.

     Recent Accounting Pronouncements -- In June 1999, the Financial Accounting Standards Board issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133," which amends SFAS No. 133 to be effective for all fiscal years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The adoption of SFAS No. 133 in the first quarter of fiscal 2001 did not have a material impact on Sanmina's financial position, results of operations or cash flows.

     In December 1999, the Securities and Exchange Commission issued SAB No. 101, "Revenue Recognition in Financial Statements," which will be effective for Sanmina in the fourth quarter of fiscal 2001. Sanmina is currently analyzing this statement and management does not expect the adoption of this statement to have a material effect on its results of operations or cash flows.

                              SANMINA CORPORATION

     In March 2000, the FASB issued Financial Standards Board Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation -- an Interpretation of APB Opinion No. 25" ("FIN No. 44"). FIN No. 44 addresses the application of APB No. 25 to clarify, among other issues, (a) the definition of employee for purposes of applying APB No. 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN No. 44 is effective July 1, 2000, but certain conclusions cover specific events that occur after either December 15, 1998, or January 12, 2000. To the extent FIN No. 44 covers events occurring during the period after applying the interpretation, the events will be recognized on a prospective basis from July 1, 2000. The adoption of FIN No. 44 did not have a material effect on Sanmina's financial position or results of operations.

     Reclassification -- Sanmina has reclassified certain prior year information to conform to the current year's presentation.

NOTE 3.  EARNINGS PER SHARE

     Basic earnings per share was computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share includes dilutive common stock equivalents, using the treasury stock method, and assumes that the convertible debt instruments were converted into common stock upon issuance, if dilutive. For the years ended September 30, 2000, October 2, 1999, and September 30, 1998, 561,707, 6,829,918
and 605,503 potentially dilutive shares from the conversion of the convertible subordinated debt and after-tax interest expense of $980,000, $4.5 million and $235,000, respectively, were not included in the computation of diluted earnings per share because to do so would be anti-dilutive. A reconciliation of the net income and weighted average number of shares used for the diluted earnings per share computations follows:

                                                                  YEAR ENDED
                                                 --------------------------------------------
                                                 SEPTEMBER 30,    OCTOBER 2,    SEPTEMBER 30,
                                                     2000            1999           1998
                                                 -------------    ----------    -------------
                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net income.....................................    $210,094        $104,716       $ 39,185
Interest expense, net of tax, related to
  convertible subordinated debt................      10,145              --          2,333
                                                   --------        --------       --------
Net income.....................................    $220,239        $104,716       $ 41,518
                                                   ========        ========       ========
Weighted average number of shares outstanding
  during the period............................     304,824         284,958        253,184
Weighted average number of shares for stock
  options outstanding for the period...........      16,435          15,370         11,480
Weighted average number of shares for
  subordinated debt for the period.............      16,091              --         21,704
                                                   --------        --------       --------
Weighted average number of shares..............     337,350         300,328        286,368
                                                   ========        ========       ========
Diluted earnings per share.....................    $   0.65        $   0.35       $   0.14
                                                   ========        ========       ========

                              SANMINA CORPORATION

NOTE 4.  LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                         AS OF
                                                              ---------------------------
                                                              SEPTEMBER 30,    OCTOBER 2,
                                                                  2000            1999
                                                              -------------    ----------
                                                                    (IN THOUSANDS)
Convertible Subordinated Notes due 2004.....................   $  350,000       $350,000
9 1/2% Senior Subordinated Notes due 2008...................       12,118        199,422
Convertible Subordinated Notes due 2012.....................        2,886          5,259
Zero Coupon Convertible Subordinated Notes due 2020.........      753,385             --
Convertible Debt, due 2003..................................        2,702             --
Revolving Credit Agreements (Note 6)........................        8,565        105,966
Obligations under capital leases with interest rates ranging
  from 7.0% to 7.75%........................................       17,598         22,349
Bank loans due through August 2010, at rates ranging from
  4.63% to 6.10%............................................       68,710         21,923
Variable Rate Mortgages.....................................        1,741            640
                                                               ----------       --------
Total.......................................................    1,217,705        705,559
Less: current portion.......................................      (16,941)        (9,173)
                                                               ----------       --------
Total Long-term debt........................................   $1,200,764       $696,386
                                                               ==========       ========

     Convertible Subordinated Notes due 2004 -- On May 1, 1999, Sanmina issued $350.0 million of 4 1/4% convertible subordinated notes (the "4 1/4% Notes") due on May 1, 2004. The 4 1/4% Notes are convertible into common stock, at the option of the note holder, at a conversion price of approximately $22.17 per share, subject to adjustments in certain events. The 4 1/4% Notes are subordinated in right of payment to all existing and future senior indebtedness, as defined, of Sanmina. The 4 1/4% Notes are redeemable at the option of Sanmina on or after May 6, 2002. Interest is payable semi-annually on May 1 and November 1.

     9 1/2% Senior Subordinated Notes due 2008 -- On May 18, 1998, Hadco issued $200.9 million aggregate principal amount of its 9 1/2% Senior Subordinated Notes due 2008 (the "9 1/2% Notes"). Interest on the 9 1/2% Notes is payable semi-annually on each June 15 and December 15 and commenced December 15, 1998. The 9 1/2% Notes are redeemable at the option of Hadco, in whole or in part, at any time on or after June 15, 2003, at 104.75% of their principal amount, plus accrued interest, with such percentages declining ratably to 100% of their principal amount, plus accrued interest. At any time on or prior to June 15, 2001 and subject to certain conditions, up to 35% of the aggregate principal amount of the 9 1/2% Notes may be redeemed, at the option of Hadco. In addition, at any time prior to June 15, 2003, Hadco may redeem the 9 1/2% Notes, at its option, in whole or in part, at a price equal to the principal amount thereof, together with accrued interest, plus the applicable premium (as defined in the Indenture governing the 9 1/2% Notes). The 9 1/2% Notes are guaranteed, on a senior subordinated basis, by each of certain Hadco subsidiaries. The net proceeds of $193.8 million received by Hadco from the issuance of the 9 1/2% Notes, was used to repay outstanding indebtedness incurred to, among other things, finance acquisitions.

     In July 2000, Sanmina initiated an offer to purchase the 9 1/2% Notes. The offer to redeem was required by the terms of the Indenture under which the 9 1/2% Notes were issued as a result of a change in control provision when Sanmina acquired Hadco. The redemption was at 101% of the principal amount of the 9 1/2% Notes. On August 24, 2000, Sanmina redeemed $187.9 million of the outstanding 9 1/2% Notes. The redemption premium and deferred debt costs related to the 9 1/2% Notes were expensed by Sanmina in the fourth quarter of fiscal 2000. Costs of approximately $5.0 million net of tax are reflected as an extraordinary charge relating to the early extinguishment of this debt. All
9 1/2% Notes not redeemed as part of the offer are outstanding. Sanmina

                              SANMINA CORPORATION
may elect to purchase the remaining outstanding 9 1/2% Notes through the open market or negotiated transactions, additional tenders, or exchange offers.

     Convertible Subordinated Notes due 2012 -- In 1987, Elexsys International, Inc. ("Elexsys") issued $32.0 million of 5 1/2% convertible subordinated debentures (the "Debentures") due on March 1, 2012. The Debentures are currently convertible into shares of common stock at $14.97, subject to adjustment under certain conditions. The Debentures are redeemable by Sanmina at declining premiums prior to March 1, 1997 and thereafter at 100 percent of the principal amount. The Debentures are also redeemable through the operation of a sinking fund at 100 percent of the principal amount. Interest is payable semi-annually on September 1 and March 1 of each year. Mandatory annual sinking fund payments, sufficient to retire 5 percent of the aggregate principal amount of the Debentures issued, were to be made on each March 1 commencing in 1997. As a result of two exchanges of common stock for $16.0 million and $4.0 million of the Debentures in fiscal 1994 and fiscal 1995, respectively, Sanmina now has sinking fund credits available to offset these obligations for twelve and one-half years, thus no sinking fund payments will be required until 2009. The Debentures are subordinated to all senior indebtedness of Sanmina.

     Zero Coupon Convertible Subordinated Notes due 2020 -- On September 12, 2000, Sanmina issued $1.66 billion of zero-coupon 4% convertible notes (the "Zero Coupon 4% Notes"), due on September 12, 2020, to qualified institutional investors in a private placement at an issue price of $452.89 per note, resulting in gross proceeds of $751.8 million. The Zero Coupon 4% Notes are subordinated to the prior payment of all senior indebtedness, as defined. There will be no cash interest payments prior to maturity. The issue discount is amortized using the effective interest method over the term of the notes. The Zero Coupon 4% notes are convertible into common stock, at the option of the note holder, at the conversion ratio of approximately 3.24:1. The Zero Coupon 4% Notes are redeemable at the option of Sanmina on or after September 12, 2005. The Zero Coupon 4% Notes may also be subject to repurchase, at the option of the holder, on September 12, 2005, September 12, 2010, and September 12, 2015 at $552.08, $672.98, and $820.35, respectively per note. Sanmina has filed with the Securities Exchange Commission a registration statement for resale of the notes and the common stock issuable upon conversion.

     Convertible Debt, due 2003 -- In June 2000, Segerstrom issued convertible debentures denominated in Swedish krona (SEK) of SEK 24 million (approximately $2.7 million) due on July 30, 2003. The debentures were convertible into Segerstrom common stock, at the option of the debenture holder, at a conversion price of approximately SEK 90.10. Interest accrued at the STIBOR (Stockholm InterBank Offered Rate) less 0.75% and was due on June 30, 2001, June 30, 2002, March 30, 2003 and June 30, 2003. In connection with the acquisition of Segerstrom, Sanmina acquired the convertible debentures in March 2001; under the terms of the acquisition agreement, each convertible debenture converted to
0.4519 shares of Sanmina common stock.

     Maturities of long-term debt, including capital lease obligations, are as follows as of September 30, 2000.

FISCAL YEARS ENDING
(in thousands)
2001........................................................  $   16,941
2002........................................................      46,530
2003........................................................       8,896
2004........................................................     361,585
2005........................................................       2,115
Thereafter..................................................     781,638
                                                              ----------
  Total.....................................................  $1,217,705
                                                              ==========

                              SANMINA CORPORATION

NOTE 5.  OTHER NON-CURRENT LIABILITIES

     Other non-current liabilities consist of the following:

                                                                         AS OF
                                                              ---------------------------
                                                              SEPTEMBER 30,    OCTOBER 2,
                                                                  2000            1999
                                                              -------------    ----------
                                                                    (IN THOUSANDS)
Environmental reserves (Note 7).............................     $13,342        $ 9,229
Other.......................................................      10,550          7,605
                                                                 -------        -------
  Total non-current liabilities.............................     $23,892        $16,834
                                                                 =======        =======

NOTE 6.  REVOLVING CREDIT AGREEMENTS

     Sanmina's revolving line of credit with various banks is related to an Amended and Restated Revolving Credit Agreement, as amended (the "Credit Facility"). The Credit Facility provided, among other things, for direct borrowings for up to the lesser of $198.8 million or the Borrowing Base, as defined in the Credit Facility, and was to expire January 8, 2002. Interest on loans outstanding under the Credit Facility was payable at Sanmina's option at either (i) the Base Rate (as defined in the Credit Facility) or (ii) the Eurodollar Rate, plus the Applicable Eurodollar Rate Margin (both as defined in the Credit Facility). At September 30, 2000 and October 2, 1999, borrowings of none and $75.0 million, respectively, were outstanding under the Credit Facility. The weighted average interest rates for the years ending September 30, 2000 and October 2, 1999 were 6.18% and 6.31%, respectively. The Credit Facility was closed as of September 30, 2000.

     Sanmina also has lines of credit arrangements with a Malaysian bank denominated in Malaysian ringgits and U.S. dollars for aggregate borrowings of approximately $3.6 million for the purpose of acquiring land, facilities and equipment for the Malaysian subsidiary. The arrangement is renewable annually. At September 30, 2000 and October 2, 1999 there were no amounts outstanding under this arrangement.

     Essex AB ("Essex"), a subsidiary of Sanmina, has a line of credit arrangement with a Swedish bank denominated in SEK for aggregate borrowings of up to SEK 300 million (approximately $30 million). Borrowings outstanding on this line of credit arrangement are secured by all of the assets of Essex, accrues interest at the STIBOR of 4.63% as of September 30, 2000, requires that Essex maintain certain financial ratios over a period of five years and is renewable annually. Essex was in compliance with these financial ratios as of fiscal years ended 2000 and 1999, respectively. As of September 30, 2000 and October 2, 1999, $4.9 million and $25.0 million, respectively, was outstanding under this line of credit.

     Segerstrom has a line of credit arrangement with a Swedish bank denominated in SEK for aggregate borrowings of up to SEK 85 million (approximately $8.7 million). Borrowings outstanding on this line of credit arrangement are secured by all of the assets of Segerstrom, accrues interest at 4.45% as of September 30, 2000, requires that Segerstrom maintain certain financial ratios and is renewable annually. Segerstrom was in compliance with these financial ratios as of fiscal years ended 2000 and 1999, respectively. As of September 30, 2000 and October 2, 1999, $3.7 million and $6.0 million, respectively, was outstanding under this line of credit.

                              SANMINA CORPORATION

NOTE 7.  COMMITMENTS AND CONTINGENCIES

     Operating Leases -- Sanmina leases its facilities under operating leases expiring at various dates through 2009. Sanmina is responsible for utilities, maintenance, insurance and property taxes under the leases. Future minimum lease payments under operating leases are as follows:

FISCAL YEARS ENDING
(in thousands)
2001........................................................  $ 24,130
2002........................................................    22,350
2003........................................................    20,515
2004........................................................    15,080
2005........................................................     8,381
Thereafter..................................................    17,944
                                                              --------
Future minimum lease payments...............................  $108,400
                                                              ========

     Rent expense under operating leases was approximately $26.9 million, $24.3 million and $17.9 million for the years ended September 30, 2000, October 2, 1999 and September 30, 1998, respectively.

     In November 1998, Sanmina entered into an operating lease agreement for a new corporate headquarters and new facilities for its principal Northern California assembly operations. This campus facility, which comprises approximately 330,000 square feet, is located in San Jose, California. A condition of this operating lease is that Sanmina pledges $52.9 million to the administrative agent until the end of the lease's initial term, which is included in long-term investments in the accompanying consolidated balance sheets.

     Environmental Matters -- In March 1995, Hadco received a Record of Decision ("ROD") from the New York State Department of Environmental Conservation ("NYSDEC"), regarding soil and groundwater contamination at its Owego, New York facility. Based on a Remedial Investigation and Feasibility Study for apparent on-site contamination at that facility and a Focused Feasibility Study each prepared by environmental consultants of Hadco, the NYSDEC has approved a remediation program of groundwater withdrawal and treatment and iterative soil flushing. Hadco has executed a Modification of the Order on Consent to implement the approved ROD. Capital equipment for this remediation has already been acquired by Hadco, and future operation and maintenance costs, which will be incurred and expended over the estimated life of the program of the next 28 years, are estimated at between $40,000 and $100,000 per year. In the summer of 1998, NYSDEC took additional samples from a wetland area near Hadco's Owego facility. Analytical reports of earlier sediment samples indicated the presence of certain inorganics. The new samples showed elevated levels of certain metals, but NYSDEC has not made a determination as to the potential source of such metals, the remedial action to be taken, or the persons to undertake and/or pay for any remediation. There can be no assurance that Hadco and/or other third parties will not be required to conduct additional investigations and remediation at that location, the costs of which are currently indeterminable.

     Hadco has commenced the operation of a groundwater extraction system at its Derry, New Hampshire facility to address certain groundwater contamination and migration control issues. It is not possible to make a reliable estimate of the length of time remedial activity will have to be performed. However, it is anticipated that the groundwater extraction system will be operated for at least 30 years. There can be no assurance that Hadco will not be required to conduct additional investigations and remediation relating to the Derry facility. The total costs of such groundwater extraction system and of conducting any additional investigations and remediation relating to the Derry facility are not fully determinable.

     Several facilities owned or occupied by Elexsys at the time of its acquisition by Sanmina, or formerly owned or occupied by Elexsys or companies acquired by Elexsys, had either soil contamination or

                              SANMINA CORPORATION
contamination of groundwater underneath or near the facility including contamination discovered at Elexsys' Irvine, California facility in 1989. Elexsys voluntarily installed a groundwater remediation system at the Irvine facility in 1994. Additional investigation is being undertaken by Sanmina and other parties in the area at the request of the California Regional Water Quality Control Board. It is unknown whether any additional remediation activities will be required as a result of such investigations or whether any third party claims will be brought against Sanmina alleging that they have been damaged in any way by the existence of the contamination at the Irvine facility. Sanmina has been required by the California Department of Toxic Substances Control to undertake investigation of soil and/or groundwater at certain facilities formerly owned or occupied by a predecessor company to Elexsys in Mountain View, California. Depending upon the results of this soil sampling and groundwater testing, Sanmina could be ordered to undertake soil and/or groundwater cleanup. To date, Sanmina has not been ordered to undertake any soil or groundwater cleanup activities at the Mountain View facilities, and management does not believe any such activities should be required. Contamination has also been discovered at other current and former Elexsys facilities and has been reported to the relevant regulatory agencies. No remediation or further investigation of such contamination has been required by regulatory agencies. To date, the cost of the various investigations and the cost of operating the remediation system at the Irvine facility have not been material to Sanmina's financial condition or consolidated statement of operations. However, in the event Sanmina is required to undertake additional groundwater or soil cleanup, the costs of such cleanup are likely to be substantial. Management is currently unable to estimate the amount of such soil and groundwater cleanup costs because no soil or groundwater cleanup has been ordered and Sanmina cannot determine from available test results what remediation activities, if any, are likely to be required. Management believes, based on the limited information currently available, that the cost of any groundwater or soil clean-up that may be required would not harm Sanmina's business, financial condition and results of operations.

     In November 1998, Sanmina acquired Altron, which became a wholly owned subsidiary of Sanmina. Altron was advised in 1993 by Olin Corporation ("Olin") that contamination resulting from activities of prior owners of property owned by Olin and located close to the Altron manufacturing plant in Wilmington, Massachusetts, had migrated under the Altron plant. Olin has assumed full responsibility for any remediation activities that may be required and has agreed to indemnify and hold Altron harmless from any and all costs, liabilities, fines, penalties, charges and expenses arising from and relating to any action or requirement, whether imposed by statute, ordinance, rule, regulation, order, decree or by general principles of law to remediate, clean up or abate contamination emanating from the Olin site. Although management believes that Olin's assumption of responsibility will result in no remediation cost to Altron from the contamination, there can be no assurance that Altron will not be subject to some costs regarding this matter, but management does not anticipate that such costs, if any, will be material to its financial condition or results of operations.

     Sanmina has been notified by the City of Santa Clara, California ("City") of a number of alleged wastewater discharge and other violations of environmental laws by one of Sanmina's plants. The City claims that the "cost recovery to date now exceeds $400,000." The notice from the City sets forth that the penalties for the alleged violations could exceed $1.6 million. Sanmina has been cooperating with the City to review the plant's operations to determine if violations have occurred and to address concerns of the City with respect to plant operations. The City has notified Sanmina that it could file a civil action to address the violations, but no civil suit has been filed to date.

     From 1974 to 1980, Hadco operated a printed circuit manufacturing facility in Florida as a lessee. In June 1999, Hadco, Gould Electronics, Inc. ("Gould") and the Florida Department of Environmental Protection ("FDEP") entered into a Settlement Agreement which provides that Hadco and Gould will undertake remedial action based on a Supplemental Contamination Assessment Report and a later Feasibility Study, which has been prepared by a consultant to Hadco and Gould and approved by the FDEP. The remedial capital costs are estimated to be $1.4 million. In addition, ongoing monitoring and operation and

                              SANMINA CORPORATION
maintenance costs are estimated to be $1.4 million, which includes operation of the remediation system for 8 years and monitoring for 30 years. Actual remedial activities have not yet commenced.

     In March 1993, the EPA notified Hadco of its potential liability for maintenance and remediation costs in connection with a hazardous waste disposal facility operated by Casmalia Resources, a California Limited Partnership, in Santa Barbara County, California. In June 1997, the United States District Court in Los Angeles, California approved and entered a Consent Decree among the EPA and 49 entities (including Hadco) acting through the Casmalia Steering Committee ("CSC"). The Consent Decree sets forth the terms and conditions under which the CSC will carry out work aimed at final closure of the site. Certain closure activities will be performed by the CSC. Under the Consent Decree, the settling parties will work with the EPA to pursue the non-settling parties to ensure they participate in contributing to the closure and long-term operation and maintenance of the facility.

     Sanmina and its subsidiaries and predecessors have been named as potentially responsible parties at the Casmalia Resources Site and several other contaminated disposal sites as a result of the past disposal of hazardous waste by Sanmina, companies acquired by Sanmina, or their corporate predecessors. Sanmina accrues estimated costs associated with known environmental matters, when such costs can be reasonably estimated.

     In March 2001, Sanmina acquired approximately 94% of the outstanding shares and convertible debentures of Segerstrom. It is possible that previous operations have contaminated soil and/or groundwater at Segerstrom facilities. At the current time, we believe that the estimated environmental liabilities associated with the Segerstrom facilities are approximately $4.4 million. We believe, based on the limited information currently available, that the cost of any groundwater or soil clean-up that may be required would not harm our business, financial condition and results of operations. Nevertheless, the process of remediating contaminated soil and groundwater is costly, and if we are required to undertake substantial remediation activities at one or more of the former Segerstrom facilities, there can be no assurance that the costs of such activities would not harm our business, financial condition and results of operations.

     The cost estimates relating to future environmental clean-up are subject to numerous variables, the effects of which can be difficult to measure, including the stage of the environmental investigations, the nature of potential remedies, possible joint and several liability, the magnitude of possible contamination, the difficulty of determining future liability, the time over which remediation might occur, and the possible effects of changing laws and regulations. The total reserve for environmental matters currently identified by Sanmina amounted to $17.9 million at September 30, 2000 and $15.4 million at October 2, 1999, of which $13.3 million and $9.2 million, respectively, are recorded as long term liabilities (Note 5). Management's estimates of reserves for environmental matters are based on assessments made by environmental consultants. Management believes the ultimate disposition of the above known environmental matters will not have a material adverse effect on the liquidity, capital resources, business or consolidated financial position of Sanmina. However, one or more of such environmental matters could have a significant negative impact on the consolidated financial results for a particular reporting period.

     The future costs in connection with the lawsuits described in the above paragraphs are currently indeterminable due to such factors as the unknown timing and extent of any future remedial actions which may be required, the extent of any liability of Sanmina and its acquired entities and of other potentially responsible parties, and the financial resources of the other potentially responsible parties. Management currently believes, based on the facts currently known to it, that it is probable that the ultimate dispositions of the above lawsuits will not have a material adverse effect on Sanmina's business and financial condition; however, there can be no assurance that this will be the case.

                              SANMINA CORPORATION

]From time to time, Sanmina is a party to litigation which arises in the ordinary course of business. Sanmina believes that the resolution of this litigation will not materially harm Sanmina's business, financial condition or results of operations.

     Litigation -- Refer to Environmental Matters (above) for description of Litigation matters.

NOTE 8.  RETIREMENT PLANS

     Sanmina has various retirement plans that cover the majority of its employees. Sanmina's retirement plans permit participants to elect to have contributions made to the retirement plans in the form of reductions in salary under Section 401(k) of the Internal Revenue Code. Under the Sanmina retirement plans, Sanmina matches a portion of employee contributions. The amounts contributed by Sanmina and its acquired businesses as 401(k) matches against employee contributions were approximately $7.6 million, $6.4 million and $4.2 million during the fiscal years ended September 30, 2000, October 2, 1999 and September 30, 1998, respectively.

NOTE 9.  ACQUISITIONS

     In November 1997, Sanmina acquired Elexsys. Under the terms of the acquisition agreement, Sanmina's common stock was exchanged for all of Elexsys' outstanding common stock. Approximately 13.2 million shares of common stock were issued to acquire Elexsys. The acquisition was accounted for as a pooling-of-interests, and therefore, all prior periods presented were restated to combine the results of the two companies. In 1998, Sanmina recorded merger costs of $3.9 million related to the acquisition of Elexsys, of which $0.6 million was outstanding as of fiscal ended 1998. As of the end of fiscal year 1999, all amounts accrued for had been paid.

     On March 20, 1998, Sanmina acquired all of the outstanding common stock of Continental Circuits Corp. ("Continental"). The acquisition was financed by an unsecured senior revolving credit facility with a group of banks. Sanmina borrowed approximately $220.0 million upon consummation of the Continental acquisition. The acquisition was accounted for as a purchase and, accordingly, Continental's operating results since the respective date of acquisition is included in the accompanying consolidated financial statements. The purchase price of the Continental acquisition was based on the fair value of the assets acquired and liabilities assumed at the acquisition date. A significant portion of the purchase price was identified in independent appraisals, using proven valuation procedures and techniques, as intangible assets. These intangible assets include approximately $63.1 million for Continental's acquired in-process research and development ("in-process R&D") for projects that did not have future alternative uses. This allocation represents the estimated fair value based on risk-adjusted cash flows related to the in-process R&D projects. At the date of the acquisition, the development of these projects had not yet reached technological feasibility, and the in-process R&D had no alternative future uses. Accordingly, these costs were expensed as of the acquisition date.

     The aggregate purchase price of $190.2 million, including acquisition costs, for the Continental acquisition was allocated as follows:

(in thousands)
Current assets..............................................  $ 24,056
Property, plant and equipment...............................    67,144
Acquired intangibles........................................    46,190
In-process R&D..............................................    63,050
Other assets................................................       233
Goodwill....................................................    55,864
Liabilities assumed.........................................   (66,381)
                                                              --------
                                                              $190,156
                                                              ========

                              SANMINA CORPORATION

     Unaudited pro forma operating results of Sanmina for the year ended September 30, 1998, assuming the Continental acquisition occurred on October 1, 1997 (the in-process R&D of approximately $63.1 million, was assumed to have been written off prior to September 30, 1997 so that the operating results presented include only recurring costs), are as follows:

(in thousands, except per share amounts)
Revenue.....................................................  $2,224,790
Net income..................................................      94,814
Diluted net income per share................................  $     0.34
Shares used in calculating per share amounts................     286,368

     In November 1998, Sanmina acquired Altron. Under the terms of the acquisition agreement, each share of Altron common stock was converted into
1.818 shares of Sanmina common stock. Approximately 28.8 million shares of common stock were issued to acquire Altron. The acquisition was accounted for as a pooling-of-interests, and therefore, all prior periods presented were restated to combine the results of the companies. Altron's year end was December 31. For purposes of the restatement, Altron's restated year ended September 30, 1998 was combined with Sanmina's year ended September 30, 1998 and Altron's years ended December 31, 1997 and December 31, 1996 were combined with Sanmina's year ended September 30, 1997 and September 30, 1996 respectively. As a result, the net sales and net income of Altron for the quarter ended December 31, 1997, have been included in both fiscal 1998 and 1997. An adjustment of $3.2 million to account for the duplication of net income has been made to retained earnings in fiscal 1998.

     On December 28, 1998, Sanmina acquired Telo Electronics, Incorporated, a California corporation ("Telo"). Sanmina issued approximately 3.8 million shares of Sanmina common stock in exchange for 100% of the outstanding common stock of Telo. The acquisition was accounted for as a pooling of interests. Due to the immateriality of this acquisition to Sanmina's consolidated financial position and results of operations, Telo has been included in Sanmina's consolidated results of operations as of the beginning of fiscal 1999 (October 1, 1998), and therefore, amounts presented for periods prior to fiscal 1999 have not been restated to include Telo's historical results of operations.

     In March 1999, Sanmina acquired Manu-Tronics, Incorporated, a Wisconsin corporation ("Manu-Tronics"). Sanmina issued approximately 3.4 million shares of Sanmina common stock in exchange for 100% of the outstanding common stock of Manu-Tronics. The acquisition was accounted for as a pooling-of-interests, and therefore, all prior periods presented were restated to combine the results of the two companies.

     On August 4, 1999, Sanmina announced the agreement to acquire certain operations of Nortel Networks' Wireless Electro-Mechanical Subsystem Assembly ("EMSS"). As part of the agreement, Sanmina would acquire certain assets of Nortel Networks' EMSS operations in Calgary, Alberta, Canada, and Chateaudun, France. On October 1, 1999, Sanmina completed the acquisition of certain Calgary EMSS assets and liabilities for a cash purchase price of approximately $47.2 million, which was accounted for as a purchase. The purchase price was allocated to the net assets acquired, which consisted of inventories, equipment, and accrued payroll related expenses, on a fair value basis. The results of operations for the year ended October 2, 1999, include the results of operations of this business from the date of acquisition. The acquisition resulted in goodwill of $29.6 million, which is being amortized over a fifteen-year period.

                              SANMINA CORPORATION

     The unaudited pro forma financial information for the years ended October 2, 1999 and September 30, 1998 is presented below as if the Calgary EMSS operations had been acquired on October 1, 1997:

                                                             YEAR ENDED
                                                     ---------------------------
                                                     OCTOBER 2,    SEPTEMBER, 30
                                                        1999           1998
                                                     ----------    -------------
                                                        (IN THOUSANDS, EXCEPT
                                                         PER SHARE AMOUNTS)
Revenue............................................  $2,754,764     $2,298,627
Net income.........................................     104,747         39,179
Diluted net income per share.......................  $     0.35     $     0.14
Shares used in calculating per share amounts.......     300,328        286,368

     On June 1, 2000, Sanmina acquired Essex, an EMS supplier in Scandinavia. The transaction was structured as a stock-for-stock exchange and was accounted for as a pooling of interests. Approximately 4.0 million shares of Sanmina common stock were issued to acquire Essex. On June 23, 2000, Sanmina completed its acquisition of Hadco, a manufacturer of advanced electronic interconnect products. The acquisition was accounted for as a pooling of interests. Approximately 39.2 million shares of Sanmina common stock were issued to acquire Hadco. As a result of the acquisitions of Essex and Hadco, Sanmina's historical financial statements have been restated retroactively to include the financial results of Essex and Hadco. Essex's results of operations for the years ended December 31, 1999 and 1998 and Hadco's results of operations for the years ended October 30, 1999 and October 31, 1998 have been combined with Sanmina's results of operations for the years ended October 2, 1999 and September 30, 1998, respectively. In addition, Essex's balance sheet as of December 31, 1999 and Hadco's balance sheet as of October 30, 1999 have been combined with Sanmina's balance sheet as of October 2, 1999. The fiscal years for Essex and Hadco were changed to coincide with Sanmina's year end beginning in fiscal 2000. Accordingly, an adjustment was made to retained earnings to eliminate the duplication of $6.3 million of net income for both Hadco and Essex, for the one month of Hadco operations and three months of Essex operations ended October 31, 1999 and December 31, 1999, respectively. The revenues for the one month of Hadco operations and three months of Essex operations ended October 31, 1999 and December 31, 1999, respectively, totaled approximately $163.0 million. The restated financial information includes certain adjustments to eliminate the net sales between the combining companies and certain reclassifications to conform to Sanmina's financial statement presentation. No adjustments were necessary to conform the accounting policies of the combining companies.

     On August 31, 2000, Segerstrom acquired all of the outstanding shares of Lewis C. Grant Ltd ("LCG"), a British supplier of enclosure systems to the telecommunications industry. The cash purchase price was approximately $30.5 million and was allocated to the net assets acquired, based on the respective fair values. The acquisition resulted in goodwill of SEK 247 million (approximately $27 million), which will be amortized over 20 years. The acquisition was accounted for as a purchase and accordingly, LCG's operating results since the respective date of acquisition is included in the accompanying consolidated financial statements. Pro forma statements of operations reflecting this acquisition are not shown, as the results would not materially differ from reported results.

     On March 1, 2001, Sanmina acquired Segerstrom, a global supplier of integrated enclosure systems headquartered in Sweden. The transaction was structured as a stock-for-stock exchange and was accounted for as a pooling of interests. Under the terms of the agreement, each Segerstrom common share and convertible debenture was converted into approximately 0.4519 shares of Sanmina common stock. Sanmina acquired approximately 94% of the outstanding shares of Segerstrom pursuant to its offer to acquire Segerstrom. Sanmina has commenced a compulsory acquisition process for the remaining shares in accordance with Swedish law and business practice. Approximately 12.2 million shares of common stock will be issued to acquire Segerstrom, reflecting both the acquired Segerstrom shares and those acquired from the compulsory

                              SANMINA CORPORATION
acquisition process. As a result of this acquisition, Sanmina has added ten manufacturing facilities in Sweden, Finland, Hungary, Scotland and Brazil.

     As a result of the acquisition of Segerstrom, Sanmina's historical financial statements have been restated retroactively to include the financial results of Segerstrom. Segerstrom's results of operations for the years ended December 31, 2000, 1999 and 1998 have been combined with Sanmina's results of operations for the years ended September 30, 2000, October 2, 1999 and September 30, 1998, respectively. In addition, Segerstrom's balance sheet as of December 31, 2000 and 1999 has been combined with Sanmina's balance sheets as of September 30, 2000 and October 2, 1999. The fiscal year for Segerstrom changed to coincide with Sanmina's beginning in fiscal 2001. The restated financial information includes certain adjustments to eliminate the net sales between the combining companies and certain reclassifications to conform to Sanmina's financial statement presentation. No adjustments were necessary to conform the accounting policies of the combining companies.

     As a result of the recent pooling of interests accounting for Segerstrom, and the prior pooling of interests accounting for Altron, Manu-Tronics, Essex and Hadco, Sanmina has retroactively restated its historical results of operations to include the results of operations of all entities. The financial information presented gives effect to such restatement. A reconciliation of the net sales and net income for the years ended September 30, 2000, October 2, 1999, and September 30, 1998 to previously reported information, is as follows:

                                                                YEAR ENDED
                                               --------------------------------------------
                                               SEPTEMBER 30,    OCTOBER 2,    SEPTEMBER 30,
                                                   2000            1999           1998
                                               -------------    ----------    -------------
                                                              (IN THOUSANDS)
Net Sales:
     Sanmina.................................   $3,911,559      $1,214,744     $  722,581
     Altron..................................           --              --        201,207
     Manu-Tronics............................           --              --         68,033
     Hadco...................................           --       1,005,970        826,359
     Essex...................................           --         176,409        124,685
     Segerstrom..............................      332,627         230,544        231,894
  Eliminations...............................       (5,084)         (7,044)        (3,332)
                                                ----------      ----------     ----------
     Combined................................   $4,239,102      $2,620,623     $2,171,427
                                                ==========      ==========     ==========

                                                                  YEAR ENDED
                                                   -----------------------------------------
                                                   SEPTEMBER 30,    OCTOBER 2,    OCTOBER 2,
                                                       2000            1999          1999
                                                   -------------    ----------    ----------
                                                                (IN THOUSANDS)
Net Income:
     Sanmina.....................................    $192,334        $ 93,697      $ 68,151
     Altron......................................          --              --        13,088
     Manu-Tronics................................          --              --         4,390
     Hadco.......................................          --          21,964       (54,110)
     Essex.......................................          --           2,606         1,679
     Segerstrom..................................      17,760         (13,551)        5,987
                                                     --------        --------      --------
     Combined....................................    $210,094        $104,716      $ 39,185
                                                     ========        ========      ========

     Sanmina has also completed several other smaller acquisitions. These transactions (see below) involved the purchase of either stock or assets in exchange for cash and were accounted for as purchase transactions.

                              SANMINA CORPORATION

Pro forma statements of operations reflecting these acquisitions are not shown, as, in aggregate, they would not differ materially from reported results.

     On March 6, 2000, Sanmina acquired Alcatel's North Carolina electronic enclosure systems facility for a cash purchase price of approximately $23.8 million. This transaction was accounted for as a purchase. The purchase price was allocated to the net assets acquired, which consisted of inventories, equipment, and accrued payroll related expenses, based on fair market value, resulting in goodwill of approximately $8 million, which will be amortized over a period of 10 years. The transaction also includes a three-year manufacturing service contract between Sanmina and Alcatel.

     On June 27, 2000, Sanmina acquired Interworks Computer Products, Inc. ("Interworks") for a cash purchase price of approximately $45.0 million. Interworks is a designer and manufacturer of standard and custom modular subsystems, focused on meeting the growing needs of the networking equipment and communications sectors. This transaction was accounted for as a purchase. The fair value of the tangible net assets acquired, comprising primarily fixed assets and inventory, was approximately $4.7 million. The acquisition resulted in goodwill of approximately $40.3 million, which is amortized over a period of 15 years. Interworks designs, manufactures, tests and distributes a complete line of Digital Signal Processor modular solutions and advanced memory products to leading electronics original equipment manufacturers serving the networking and telecommunications markets.

     On July 10, 2000, Sanmina acquired a PCB assembly and system assembly facility located in Shenzhen, Guangdong province in China. The acquisition, was accounted for as a purchase, also includes administrative offices in Hong Kong and a branch procurement office in Taiwan. The purchase price was approximately $65.0 million in cash. The fair value of the tangible assets acquired, comprising primarily fixed assets, inventories and accounts receivables was approximately $20.0 million. The acquisition resulted in goodwill of approximately $45.0 million, which is amortized over a period of 15 years. The facilities in China include a manufacturing facility with administrative and dormitory buildings.

     On September 30, 2000, Sanmina acquired the San Jose system integration and fulfillment operation of Lucent Technologies. The acquisition included the purchase of a manufacturing facility and related equipment and would involve the transfer of employees to Sanmina.

     In October 2000, Sanmina acquired a 49.9% ownership interest in INBOARD, the remainder of which is owned by Siemens AG. INBOARD is a manufacturer of complex printed circuit boards, located in Germany.

NOTE 10.  PLANT CLOSING, RELOCATION, MERGER AND RESTRUCTURING COSTS

     Plant closing, relocation, merger and restructuring costs consist of the following:

                                                                  YEAR ENDED
                                                 --------------------------------------------
                                                 SEPTEMBER 30,    OCTOBER 2,    SEPTEMBER 30,
                                                     2000            1999           1998
                                                 -------------    ----------    -------------
Plant closing, relocation and restructuring
  costs........................................     $27,338        $29,965         $4,536
Merger costs...................................      19,863          5,479          3,945
                                                    -------        -------         ------
Total..........................................     $47,201        $35,444         $8,481
                                                    =======        =======         ======

     In fiscal 1998, plant closing, relocation, merger and restructuring costs were approximately $8.5 million. Charges of $4.6 million were a result of Hadco consolidating several manufacturing facilities: $2.0 million related to the loss on abandoned assets, $1.2 million as a result of an approximate 3% reduction in workforce and $1.4 million related to lease termination costs on abandoned facilities, of which $0.9 million was outstanding as of the end of fiscal 1998. Merger costs of $3.9 million were related to the acquisition of Elexsys, of which $0.6 million was outstanding as of fiscal ended 1998. As of the end of fiscal year 1999, all amounts accrued for had been paid.

                              SANMINA CORPORATION

     In fiscal year ended 1999, plant closing, relocation, merger and restructuring costs were approximately $35.4 million. The charges were a result of Sanmina's acquisitions, Sanmina's planned relocation to a new campus facility and Segerstrom's closing of a Stockholm, Sweden manufacturing plant which was integrated into existing facilities within Sweden and Finland. Sanmina closed certain manufacturing plants in Fremont, California and Woburn, Massachusetts and merged the operations from these facilities into existing manufacturing facilities within the same regions. The Sanmina closures were made to eliminate duplicate facilities and other costs resulting from the merger with Altron. Concurrent with the plant closures, Sanmina reduced its workforce in the same regions by approximately 50 people. Plant closing, relocation and severance costs for both Sanmina and Segerstrom totaled $18.7 million, of which $16.2 million was paid during fiscal year ended 1999 and the balance of $2.5 million paid in fiscal year ended 2000. In conjunction with the closure of manufacturing facilities and Sanmina's planned relocation to its new campus facility in fiscal 2000, other non-recurring costs include payments required under lease contracts (less any applicable sublease income) after the properties are abandoned, any applicable lease buyout costs, restoration costs associated with certain lease arrangements and the costs to maintain facilities during the period after abandonment. Asset related write-offs consist of excess equipment and leasehold improvements to facilities that were abandoned and whose estimated fair market value is zero. Sanmina's move to the new campus facility commenced in fiscal 1999 and was completed in the second quarter of fiscal 2000. Noncancelable lease payments on vacated facilities were paid in full as of the end of fiscal 2000. Sanmina also discontinued the use of enterprise-wide software and hardware used internally by the acquired companies, as these were no longer required post acquisition. The closing of the plants discussed above, and the costs related to the integration of information systems and hardware, were all incurred in fiscal 1999. Total other non-recurring charges totaled $11.3 million, of which $3.6 million was paid during fiscal year ended 1999 and the balance in fiscal year ended 2000. Merger costs of $5.5 million were also recorded in 1999, of which $3.2 million was paid during fiscal year ended 1999 and the balance of $2.3 million paid in fiscal year ended 2000. Merger costs consisted of fees for investment bankers, attorneys, accountants and other direct merger related expenses and relate to those acquisitions that were accounted for using the pooling of interests method.

     In fiscal year ended 2000, plant closing, relocation, merger and restructuring costs were approximately $47.2 million. Restructuring and plant closing charges of $27.3 million for 2000 were a result of Sanmina's acquisitions of Hadco and Essex. These costs represented executive and other severances related to actual and expected workforce attrition resulting from redundant activities, announced employee termination plans and expected synergies with the acquired companies. Sanmina expects attrition in the acquired companies to be approximately 885 people by June 2001. At the end of fiscal 2000, Sanmina had recognized attrition of 13 people in the acquired companies' work forces. Severance costs of approximately $11.8 million were paid out as of the end of fiscal 2000. Merger costs of $19.9 million in 2000, consisted of fees for investment bankers, attorneys, accountants and other direct merger related expenses and relate to those acquisitions that were accounted for using the pooling of interests method. Merger costs of approximately $18.5 million were paid during fiscal year ended 2000.

                              SANMINA CORPORATION

     Below is a summary of the activity related to plant closing, relocation, merger and restructuring charges (in thousands):

                                                     EMPLOYEE
                                                     SEVERANCE
                                                     AND OTHER
                                                   RESTRUCTURING
                                                     EXPENSES       MERGER FEES     TOTAL
                                                   -------------    -----------    --------
BALANCE AT SEPTEMBER 30, 1997....................    $     --        $     --      $     --
Cash provisions charged to operations............       2,571           3,945         6,516
Non-cash provisions charged to operations........       1,965              --         1,965
Charges utilized.................................      (3,639)         (3,386)       (7,025)
                                                     --------        --------      --------
BALANCE AT SEPTEMBER 30, 1998....................         897             559         1,456
Cash provisions charged to operations............      28,094           5,479        33,573
Non-cash provisions charged to operations........       1,871              --         1,871
Charges utilized.................................     (20,764)         (3,847)      (24,611)
                                                     --------        --------      --------
BALANCE AT OCTOBER 2, 1999.......................      10,098           2,191        12,289
Cash provisions charged to operations............      26,506          19,863        46,369
Non-cash provisions charged to operations........         832              --           832
Charges utilized.................................     (21,862)        (20,706)      (42,568)
                                                     --------        --------      --------
BALANCE AT SEPTEMBER 30, 2000....................    $ 15,574        $  1,348      $ 16,922
                                                     ========        ========      ========

     Following the acquisition of Segerstrom in March 2001, Sanmina recorded $24.9 million of plant closing, relocation, merger and restructuring costs in the second quarter of fiscal year 2001. These costs are comprised of the following: $7.2 million for executive and other severance, attributable to approximately 470 people and related costs, primarily from the Segerstrom employees in Europe, of which 175 people had been terminated as of March 31, 2001, (accrual made in accordance with the criteria in EITF 94-3 "Liability Recognition for Costs to Exit an Activity" including certain costs incurred in a restructuring); $12.5 million for investment banking, accounting, legal and related fees and expenses for the Segerstrom acquisition; and $5.2 million of other related restructuring costs, which are related to the consolidation of duplicate facilities, primarily in Europe. These activities are expected to be completed by March 2002.

NOTE 11.  STOCKHOLDERS' EQUITY

     Common Stock -- In June 1998, March 2000 and January 2001, Sanmina effected a two-for-one stock split payable in the form of a dividend. Accordingly, all share and per share data has been adjusted to retroactively reflect the stock splits. On February 8, 2000, Sanmina completed a public offering of 19,100,000 shares of common stock at $29.50 per share for the aggregate gross proceeds of $563.5 million.

  Sanmina Stock Option Plans

     Stock Option Plans -- The 1990 Incentive Stock Plan (the "Plan") provides for the grant of incentive stock options, non-statutory stock options, and stock purchase rights to employees and other qualified individuals to purchase shares of Sanmina's Common Stock at amounts not less than 100% of the fair market value of the shares on the date of the grant.

     On January 29, 1999, shareholders approved an amendment to adopt Sanmina's 1999 Stock Plan (the "1999 Plan"). The 1999 Plan provides for the grant of incentive stock options, non-statutory stock options, and stock purchase rights to employees and other qualified individuals to purchase shares of Sanmina's Common Stock generally at amounts not less than 100% of the fair market value of the shares on the date of the grant.

                              SANMINA CORPORATION

In the event a grant is priced at a level below the, then current market value on the date of grant, Sanmina records the corresponding deferred compensation.

     The 1995 Director Option Plan (the "Director Plan") provides for the automatic grant of stock options to outside directors of Sanmina or any subsidiary of Sanmina at amounts not less than 100% of the fair market value of the shares on the date of grant.

     The 1996 Supplemental Stock Option Plan (the "Supplemental Plan") permits only the grant of non-statutory options and provides that options must have an exercise price at least equal to the fair market value of Sanmina's Common Stock on the date of the grant. Options under the Supplemental Plan may be granted to employees and consultants, but executive officers and directors may not be granted options under the Supplemental Plan.

     Options vest as determined by the Board of Directors and in no event may an option have a term exceeding ten years from the date of the grant. Option activity under the Sanmina option plans is as follows:

                                                                  WEIGHTED AVERAGE
                                                       SHARES      EXERCISE PRICE
                                                     ----------   ----------------
Balance at September 30, 1997......................  19,800,568        $ 3.18
                                                     ----------
  Granted..........................................   7,342,800          8.53
  Exercised........................................  (4,156,716)         1.97
  Cancelled........................................  (1,035,156)         5.27
                                                     ----------
Balance at September 30, 1998......................  21,951,496          5.10
                                                     ----------
  Altron Plan......................................   3,865,784          6.32
  Granted..........................................   7,920,244         11.63
  Exercised........................................  (4,988,496)         4.92
  Cancelled........................................  (2,466,928)         8.92
                                                     ----------
Balance at October 2, 1999.........................  26,282,100          6.90
                                                     ----------
  Hadco Plan.......................................   3,096,982         14.59
  Granted..........................................   9,478,400         27.35
  Exercised........................................  (5,455,934)         7.23
  Cancelled........................................  (2,177,894)        13.87
                                                     ----------
Balance at September 30, 2000......................  31,223,654        $13.31
                                                     ==========

     The following table summarizes information regarding stock options outstanding under the Sanmina option plans at September 30, 2000:

              OPTIONS OUTSTANDING                          OPTIONS VESTED AND EXERCISABLE
-----------------------------------------------   -------------------------------------------------
     RANGE                     WEIGHTED AVERAGE      WEIGHTED
  OF WEIGHTED      NUMBER         REMAINING          AVERAGE        NUMBER VESTED    NUMBER VESTED
EXERCISE PRICES  OUTSTANDING   CONTRACTUAL LIFE   EXERCISE PRICE   AND EXERCISABLE   EXERCISE PRICE
---------------  -----------   ----------------   --------------   ---------------   --------------
$ 0.13 - $ 3.57   6,357,000          4.51             $ 2.38          6,121,878          $ 2.34
$ 4.38 - $ 8.08   7,720,592          6.91             $ 6.38          4,344,484          $ 6.25
$ 8.12 - $15.29   6,853,012          7.49             $11.54          3,082,318          $11.29
$15.38 - $25.47   6,900,910          8.92             $20.47          2,313,960          $18.85
$25.74 - $56.57   3,392,140          9.71             $38.59              3,488          $31.12
                 ----------                                          ----------
$ 0.13 - $56.57  31,223,654          7.30             $13.31         15,866,128          $ 7.56
                 ==========                                          ==========

     The number of exercisable options and the weighted average exercise price as of October 2, 1999 and September 30, 1998 were 11,457,740 at $4.23 per share and 9,101,228 at $3.52 per share, respectively.

     Sanmina Employee Stock Purchase Plan -- Sanmina's employee stock purchase plan (the "Purchase Plan") provides for the issuance of up to 9,200,000 shares of common stock. Under the Purchase Plan,

                              SANMINA CORPORATION
employees may purchase, on a periodic basis, a limited number of shares of common stock through payroll deductions over a six-month period. The per share purchase price is 85% of the fair market value of the stock at the beginning or end of the offering period, whichever is lower. As of September 30, 2000, 7,688,406 shares had been issued under the Purchase Plan.

     Hadco Employee Stock Purchase Plan -- Hadco's Employee Stock Purchase Plan ("ESP Plan") was approved by the stockholders in March 1998 to allow eligible employees, as defined in the ESP Plan, to purchase shares of common stock during one or more six-month periods through payroll deductions. Shares were purchased at 85% of fair value, as defined. A total of 1,400,000 shares of common stock were reserved for purchase under the ESP Plan. During fiscal 2000, 1999 and 1998, Hadco issued 296,992, 379,764 and 160,232 shares, respectively, under the ESP Plan. At September 30, 2000, Sanmina has closed the plan. Shares that were available for purchase under the ESP Plan have expired.

     As of September 30, 2000, Sanmina has reserved the following shares of authorized but unissued common:

Convertible subordinated debt...............................  26,767,336
Stock option plans..........................................  15,815,794
Employee stock purchase plan................................   1,511,594
                                                              ----------
                                                              44,094,724
                                                              ==========

     Stock-based Compensation -- Sanmina accounts for its stock option plans and employee stock purchase plan under APB Opinion No. 25 and related interpretations. Had compensation cost for all plans been determined consistent with SFAS No. 123, Sanmina's net income and net income per share would have been reduced to the following pro forma amounts:

                                                                  YEAR ENDED
                                                 --------------------------------------------
                                                 SEPTEMBER 30,    OCTOBER 2,    SEPTEMBER 30,
                                                     2000            1999           1998
                                                 -------------    ----------    -------------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income:
  As reported..................................    $210,094        $104,716        $39,185
  Pro forma....................................     103,441          59,168         13,439
Basic EPS:
  As reported..................................    $   0.69        $   0.37        $  0.15
  Pro forma....................................        0.34            0.21           0.05
Diluted EPS:
  As reported..................................    $   0.65        $   0.35        $  0.14
  Pro forma....................................        0.34            0.20           0.06

     The weighted average fair values of options granted by Sanmina during fiscal 2000, 1999 and 1998 was $27.35, $11.64 and $4.63 per share, respectively. The weighted average for values of options granted by Altron during fiscal 1998 was $4.44. The weighted average fair values of options granted by Hadco during fiscal 1999 and 1998 was $6.78 and $12.09 per share, respectively. The fair value of each stock option granted or stock issued under the employee stock purchase plans is estimated on the date of grant using the Black-Scholes

                              SANMINA CORPORATION
option pricing model with the following weighted-average assumptions used for grants or issuances in fiscal 2000, 1999 and 1998, respectively.

                                                           YEAR ENDED
                                         -----------------------------------------------
                                         SEPTEMBER 30,     OCTOBER 2,      SEPTEMBER 30,
                                             2000             1999             1998
                                         -------------    -------------    -------------
Volatility.............................      67%            53% - 64%        47% - 75%
Risk-free interest rate................     5.75%         5.20% - 6.00%    4.81% - 6.08%
Dividend yield.........................      0%                0%               0%
Expected lives (management and
  directors) beyond Vesting............   1.1 years         0.8 years        0.6 years
Expected lives (employees) beyond
  vesting..............................   0.5 years         0.3 years        0.3 years

NOTE 12.  INCOME TAXES

     The provision for income taxes consists of the following:

                                                 SEPTEMBER 30,    OCTOBER 2,    SEPTEMBER 30,
                                                     2000            1999           1998
                                                 -------------    ----------    -------------
                                                                (IN THOUSANDS)
Federal
  Current......................................    $145,377        $62,634         $55,414
  Deferred.....................................     (44,314)        (8,774)         (9,409)
                                                   --------        -------         -------
                                                    101,063         53,860          46,005
                                                   --------        -------         -------
State
  Current......................................      27,829         16,094           8,924
  Deferred.....................................      (4,023)        (1,281)         (1,298)
                                                   --------        -------         -------
                                                     23,806         14,813           7,626
                                                   --------        -------         -------
Foreign taxes..................................      18,047         (4,022)          3,332
                                                   --------        -------         -------
Total provision for income taxes before
  extraordinary items..........................     142,916         64,651          56,963
Less tax benefit of extraordinary items........      (3,039)            --              --
                                                   --------        -------         -------
Total provision for income taxes...............    $139,877        $64,651         $56,963
                                                   ========        =======         =======

                              SANMINA CORPORATION

     The components of the deferred income tax assets and liabilities are as follows:

                                                                         AS OF
                                                              ---------------------------
                                                              SEPTEMBER 30,    OCTOBER 2,
                                                                  2000            1999
                                                              -------------    ----------
                                                                    (IN THOUSANDS)
Deferred tax assets:
  Reserves not currently deductible.........................    $ 55,481        $ 25,072
  State income taxes........................................       5,954           3,778
  Accruals..................................................      17,190           3,032
  Depreciation..............................................       2,722             908
  Net operating loss carryforwards..........................       1,851           2,159
  Tax credit carryforwards..................................          --             368
  Deferred compensation.....................................       2,229           1,465
  Other.....................................................       1,760           2,814
                                                                --------        --------
  Total deferred income tax asset...........................      87,187          39,596
Valuation allowance.........................................          --          (2,527)
                                                                --------        --------
Net deferred income tax asset...............................    $ 87,187        $ 37,069
                                                                ========        ========
Deferred Tax Liabilities:
  Acquisition related intangibles...........................    $(42,755)       $(39,713)
  Depreciation differences..................................     (18,979)        (17,629)
  Other.....................................................        (277)         (2,293)
                                                                --------        --------
     Total gross deferred tax liability.....................    $(62,011)       $(59,635)
                                                                ========        ========

     As of October 2, 1999, the valuation allowance provided a reserve against deferred tax assets that may have expired or became unutilized by Sanmina. In accordance with SFAS No. 109 "Accounting for Income Taxes," Sanmina believed it was more likely than not that Sanmina would not realize a portion of the benefits of these deferred tax assets, and accordingly, had provided a valuation allowance for them. As of September 30, 2000, Sanmina now believes that it that it is more likely than not that Sanmina will utilize its foreign net operating loss carryforwards and as such has removed the valuation allowance previously booked against them.

                              SANMINA CORPORATION

     The tax rate used in the computation of the provision for federal and state income taxes differs from the statutory federal and state rates due to the following:

                                                                    YEAR ENDED
                                                              -----------------------
                                                              2000     1999     1998
                                                              -----    -----    -----
Federal tax at statutory rate...............................  35.00%   35.00%   35.00%
State income taxes, net of federal benefit..................   4.66     5.81     4.26
Foreign subsidiary loss.....................................   0.27     0.21     0.26
Effect of non-deductible goodwill amortization..............   0.89     0.70     1.23
Tax exempt interest income..................................  (0.17)   (0.49)   (0.45)
Foreign sales corporation benefit...........................  (0.69)   (0.98)   (0.67)
Tax credits.................................................  (0.43)   (0.21)   (0.50)
Change in valuation allowance...............................  (0.62)   (1.62)   (7.28)
Other.......................................................   1.05    (0.25)    3.93
                                                              -----    -----    -----
Provision for income taxes..................................  39.96%   38.17%   35.78%
                                                              =====    =====    =====

     The provision for income taxes in 1998 is calculated on income before provision for taxes without taking into account the write-off of acquired in-process R&D. This write-off was $63.1 million for 1998. Income before the provision for income taxes excluding the write-off would have been $150.6 million for 1998.

NOTE 13.  BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION

     Sanmina adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," during fiscal 1999. SFAS No. 131 established standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to stockholders. It also established standards for related disclosures about product and services, geographic areas and major customers. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision makers, or decision making group, in deciding how to allocate resources and in assessing performance.

     Sanmina's chief operating decision maker is the Chief Operating Officer. Based on the evaluation of financial information, including the financial information related to Segerstrom, by the Chief Operating Officer, management currently believes that Sanmina operates in two geographic segments, domestic (U.S.A.) and international operations. Revenues are attributable to the country in which the product is manufactured. During fiscal 2000, 1999 and 1998, there were no material assets or revenues from any individual foreign country. Each segment manufactures, tests and services a full spectrum of complex printed circuit boards, custom backplane interconnect devices, and electronic assembly services. The chief operating decision maker evaluates performance based upon each segment's operating income. Operating income is defined as income before interest income or interest expense and taxes.

                              SANMINA CORPORATION

     The following summarizes financial information by geographic segment:

                                                                        YEAR ENDED
                                                       --------------------------------------------
                                                       SEPTEMBER 30,    OCTOBER 2,    SEPTEMBER 30,
                                                           2000            1999           1998
                                                       -------------    ----------    -------------
                                                                      (IN THOUSANDS)
Net Sales
  Domestic...........................................   $3,181,949      $2,136,525     $1,769,365
  International......................................    1,057,153         484,098        402,062
                                                        ----------      ----------     ----------
     Total...........................................   $4,239,102      $2,620,623     $2,171,427
                                                        ==========      ==========     ==========
Operating Income
  Domestic...........................................   $  301,389      $  208,140     $  113,021
  International......................................       60,067         (11,106)         6,097
                                                        ----------      ----------     ----------
     Total...........................................   $  361,456      $  197,034     $  119,118
                                                        ==========      ==========     ==========

                                                                          AS OF
                                                             --------------------------------
                                                               2000        1999        1998
                                                             --------    --------    --------
                                                                      (IN THOUSANDS)
Long Lived Assets (excludes goodwill and intangibles)
  Domestic.................................................  $631,139    $547,308    $464,774
  International............................................   153,686     116,290     122,574
                                                             --------    --------    --------
     Total.................................................  $784,825    $663,598    $587,348
                                                             ========    ========    ========
Depreciation and amortization
  Domestic.................................................  $144,418    $111,582    $ 95,406
  International............................................    20,802      18,685      15,802
                                                             --------    --------    --------
     Total.................................................  $165,220    $130,267    $111,208
                                                             ========    ========    ========
Capital expenditures
  Domestic.................................................  $150,927    $126,181    $128,269
  International............................................    54,669      13,584      36,588
                                                             --------    --------    --------
     Total.................................................  $205,596    $139,765    $164,857
                                                             ========    ========    ========

     Although Sanmina seeks to diversify its customer base, a small number of customers are responsible for a significant portion of Sanmina's net sales. During fiscal 2000, 1999 and 1998, sales to Sanmina's ten largest customers accounted for 54.8%, 48.1% and 40.2% respectively, of Sanmina's net sales. In 2000, sales to Sanmina's largest customer individually represented 11.4% of net sales. In 1999 and 1998, no single customer individually accounted for more than 10.0% of net sales.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

     We have audited the accompanying consolidated balance sheets of Sanmina Corporation (a Delaware Corporation) and subsidiaries as of September 30, 2000 and October 2, 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended September 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sanmina Corporation and subsidiaries as of September 30, 2000 and October 2, 1999, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2000 in conformity with accounting principles generally accepted in the United States.

     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule at Exhibit 99.2 is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basis financial statements. This schedule has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, fairly states in all material aspects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          /s/ ARTHUR ANDERSEN LLP

San Jose, California
May 2, 2001